As filed with the Securities and Exchange Commission on July 27, 2012
Registration No.

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________
AINA LE’A, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	6500 (Primary Standard Industrial Classification Code Number)	45-4447703 (I.R.S. Employer Identification No.)

201 Waikoloa Beach Drive, #2F17
Waikoloa, Hawaii 96738
(808) 886-1720
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
______________________________________

Robert J. Wessels 201 Waikoloa Beach Drive, #2F17 Waikoloa, Hawaii 96738 (808) 886-1720 (Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________________
Copies to:
Steven T. Anapoell, Esq. Raymond A. Lee, Esq. Greenberg Traurig, LLP 3161 Michelson, Suite 1000 Irvine, CA 92612 (949) 732-6500
___________________________
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.
____________________________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

_______________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Common Stock, $.001 par value per share	$37,500,000	$4,297.50

(1)  Includes offering price of any additional shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)   Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

PROSPECTUS (Subject to Completion)
Issued July 27, 2012

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             Shares

AINA LE’A, INC.

Common Stock

_______________________

Aina Le’a, Inc. is offering                                 shares of common stock.  This is our initial public offering and no public market currently exists for our shares.  We anticipate that the initial public offering price will be between $               and $           per share.

_______________________

We intend to apply to list our common stock on The NASDAQ Global Select Market under the symbol “AINA.”

_______________________

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements.  Investing in our common stock involves risks.  See “Risk Factors“ beginning on page 8.

_______________________

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to Aina Le’a, before expenses	$	$

We have granted the underwriters the right to purchase up to an additional              shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on                     , 2012.

_______________________

[INSERT UNDERWRITER NAMES]

The date of this prospectus is                     , 2012

TABLE OF CONTENTS

Page No.

PROSPECTUS SUMMARY	1
THE OFFERING	4
SUMMARY CONSOLIDATED FINANCIAL DATA	5
RISK FACTORS	6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	25
MARKET AND INDUSTRY DATA	25
USE OF PROCEEDS	25
DIVIDEND POLICY	26
CAPITALIZATION	27
DILUTION	28
SELECTED CONSOLIDATED FINANCIAL DATA	30
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	31
BUSINESS	32
MANAGEMENT	46
EXECUTIVE COMPENSATION	53
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	59
PRINCIPAL STOCKHOLDERS	60
DESCRIPTION OF CAPITAL STOCK	61
SHARES ELIGIBLE FOR FUTURE SALE	64
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS	66
UNDERWRITERS	69
LEGAL MATTERS	70
EXPERTS	70
WHERE YOU CAN FIND MORE INFORMATION	70

We have not authorized anyone to provide any information or make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

Through and including                     , 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing in this prospectus, including “Risk Factors,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and our consolidated financial statements and related notes before deciding whether to purchase shares of our common stock. Unless the context otherwise requires, the terms “Aina Le’a,” “the company,” “we,” “us,” and “our” in this prospectus refer to Aina Le’a, Inc. and, unless the context otherwise indicates, Aina Le’a, LLC, our predecessor.  Our fiscal year end is October 31, and our fiscal quarters end on January 31, April 30, and July 31. Our fiscal years ended October 31, 2009, 2010, and 2011 and our fiscal year ending October 31, 2012 are referred to herein as fiscal 2009, 2010, 2011, and 2012, respectively.

AINA LE’A, INC.

Overview

We are a real estate development, syndication, asset management and services firm. We sponsor real estate investment programs to provide investors with the opportunity to acquire undivided fractional interests in unimproved real property intended to be developed and sold at a profit.  Specifically, we purchase parcels of unimproved land, divide those parcels into units of undivided interest with individual land titles, and sell those undivided land fractions, or ULFs, to investors at a price anticipated to be higher than our acquisition cost.  After a portion of the real property has been sold to investors, or syndicated, through an ULF program, we work with engineers, planners and architects to get the approvals and plans required to develop the property, thereby increasing the value of the land.  We also locate and facilitate the engagement of homebuilders and other developers necessary to construct improvements on the property, thereby further increasing the aggregate value of the property for the benefit of the investors participating in the applicable ULF program.

Currently, our ULF program is designed to require each purchaser of ULFs to (i) execute a tri-party joint development agreement with us and a builder designated by us to construct improvements on the property, which we will oversee as the master developer under the joint development agreement, and (ii) contribute that purchaser’s ULFs, together with the joint development agreement, to a trust, or ULF Trust, managed by an independent trustee for the benefit of all ULF purchasers.  The trustee will issue beneficial interests in the ULF Trust to the ULF purchaser in exchange for his or her contribution of ULFs and the joint development agreement to the ULF Trust.

We expect to generate revenue through our sale of ULFs at a profit and through sharing in a portion of the profits, if any, to be generated from the ultimate sale of the improved property to end-users, residential or commercial builders, as applicable.  In exchange for receiving the ULF sales price and a share of the “back-end profits,” if any, we are responsible for arranging and overseeing the completion of a wide range of activities, including overseeing and facilitating the design, engineering and grading of the unimproved land; overseeing the construction of public infrastructure such as streets, utilities and public facilities; and overseeing the finishing of individual lots for home sites or other facilities.  In connection with any master-planned community, we intend to prepare and oversee the implementation of plans that provide for infrastructure, neighborhoods, commercial and industrial areas, educational and other institutional or public facilities, adequate water supply, as well as open space, in compliance with regulations regarding reduction in emissions of greenhouse gasses.  Once preliminary plans have been prepared, numerous governmental approvals, licenses, permits and agreements, referred to as “entitlements,” must be obtained before development and construction may commence.  These often involve a number of different governmental jurisdictions and agencies, challenges through litigation, considerable risk and expense, and substantial delays.  Unless and until the requisite entitlements are received and substantial work has been commenced in reliance upon such entitlements, a developer generally does not have full “vested rights” to develop a project, and as a result, allocation of acreage between developable and non-developable land may change.  In addition, as a precondition to receipt of building-related permits, master-planned communities in Hawaii are typically required to pay impact and capacity fees, or to otherwise satisfy mitigation requirements.

These processes normally take 3 to 5 years. The ULF purchasers are expected to recover their investment by sharing in the profits generated by the ULF Trust’s sale of the improved property.

As of the date of this prospectus, we raised capital for our first ULF program, commonly known as “The Villages at Aina Le’a,” or the Aina Le’a Project,  through an exclusive marketing agreement with Capital Asia Group Pte., Ltd., a land banking company headquartered in Singapore.  We intend to develop an extensive network of broker-dealer relationships in the future as our ULF programs gains market acceptance.  Since our inception in 2009, we have raised over $39 million of equity capital for the Aina Le’a Project from approximately 921 ULF purchasers. For the year ended October 31, 2011, we generated pro forma revenue of $12.5 million and pro forma income from continuing operations of $4.9 million.

Our Management

We are led by a management team comprised of experienced land acquisition and development professionals knowledgeable about both the local and national real estate markets.  .

Our Chief Executive Officer and President, Robert Wessels, has more than 40 years experience in originating and structuring real estate transactions.

Our Vice President of Asian sales, Paul Tan, has more than 20 years in the media and advertising business in Asia.  In the last 7 years Paul has created a financial advisor network of several hundred associates which sell undivided land fractions to their clients.

Our Controller, Mark E. Jackson, has more than 30 years hands on executive management and quality control.  Mark served in various management positions with both private and public companies in the aerospace and electronics industries.  Development of processes, systems and controls are Mark’s strongest attributes.

Our infrastructure manager, Joe Bennett, is a general contractor overseeing our site construction contractors.  Joe has more than 30 years in large tract home building, commercial construction and infrastructure development.

Risks Related to Our Business and Strategy

You should carefully consider the risks and other factors discussed in “Risk Factors” prior to deciding whether to invest in shares of our common stock. These risks and other factors include:

•	our dependence on the success of our ULF investment programs for generating revenue and raising new capital;

•	our dependence on third-party securities broker-dealers to raise the capital to fund our programs;

•	a change or revocation of the applicable securities laws which provide for the current ULF structure;

•	our reliance on our Chairman, Chief Executive Officer and largest stockholder as well as our other key executive officers;

•	conflicts of interest in transactions or arrangements between us or our directors, officers and affiliates, and our programs, and among our programs;

•
risks related to the real estate industry in general, including risks related to potential increases in interests rates, declines in real estate values and volatility of the real estate capital markets.

•	lack of geographic diversification which could expose us to regional economic downturns that may not necessarily affect the real estate industry generally;

•	our failure to hold all real estate licenses that may be required in connection with the acquisition, disposition, management or leasing of properties for our programs;

•	our failure to comply with applicable securities laws; and

•	our dependence on third-party financing for the properties in our programs.

Recent Developments

We were formed as a limited liability company under Nevada law on April 1, 2009 and converted into Aina Le’a, Inc., a Delaware corporation, on February 6, 2012 (the “Reorganization”).  In connection with the Reorganization, our parent, DW Aina Le’a Development, LLC, was issued 5,500,000 shares of our common stock at a price of $10.00 per share. DW Aina Le’a Development, LLC is controlled by Robert Wessels, our Chief Executive Officer and the Chairman of our board of directors. Mr. Wessels, by and through his wholly owned corporation, Relco Corp, a Nevada corporation, manages DW Aina Le’a Development, LLC.

In connection with the Reorganization, on February 17, 2012, we commenced an offering of 4,000,000 shares of our common stock in a private offering pursuant to Regulation S of the Securities Act to holders of beneficial interests in a land trust (which owns approximately 58.4% of the 61.37 acres currently being sold and developed by us as part of the Aina Le’a Project), in exchange for their beneficial trust interests (the “Regulation S Offering”).  The purchase price for the beneficial interests is $10.00 per share.  We intend to close the Regulation S Offering prior to the effective date of this prospectus.  In connection with the Regulation S Offering, we agreed to file with the SEC, within 180 days following the effective date of this offering, a registration statement on Form S-1 for the resale the shares of common stock issued in the Regulation S Offering.

Corporate Information

Our principal executive offices are located at 201 Waikoloa Beach Drive, #2F17, Waikoloa, Hawaii 96738, and our telephone number is (808) 886-1720.  Our website is www.ainalea.com.  Information contained on, or that can be accessed through, our website is not  incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus. We were organized as a Nevada limited liability company on April 1, 2009, and were converted to a Delaware corporation on February 6, 2012.

The Aina Le’a design logo and mark “Aina Le’a” appearing in this prospectus are the property of Aina Le’a, Inc. This prospectus contains additional trade names, trademarks, and service marks of other companies. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

THE OFFERING

Common stock offered by us	shares
Over-allotment option	shares
Common stock outstanding after this offering	shares (assuming no exercise of the over-allotment option)
Use of proceeds
We intend to use the net proceeds we receive from this offering for capital expenditures and for general corporate purposes, including working capital, sales and marketing activities, and general and administrative matters. We also may use a portion of the net proceeds to acquire approximately 1,000 acres of real property that we currently have an option to purchase.  See “Use of Proceeds.”

Proposed exchange symbol	“AINA”

The number of shares of our common stock to be outstanding after this offering is based on 5.5 million shares of our common stock outstanding as of April 30, 2012, and excludes:

•         shares of common stock reserved for future issuance under our 2012 Equity Stock Incentive Plan, which will become effective in connection with this offering;

•         shares of common stock reserved for future issuance under our 2012 Employee Stock Purchase Plan, which will become effective in connection with this offering; and

•         shares that become available under our 2012 Equity Stock Incentive Plan and 2012 Employee Stock Purchase Plan, pursuant to provisions thereof that automatically increase the share reserves under the plans each year, as more fully described in “Management—Employee Benefit Plans.”

Except as otherwise indicated, all information in this prospectus assumes:

•         the effectiveness of our amended and restated certificate of incorporation in connection with the completion of this offering;

•         the sale of 1,916,800 shares of our common stock in the Regulation S Offering; and

•         no exercise of the underwriters’ over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated statements of operations data presented below for fiscal 2009, 2010, and 2011 are derived from audited consolidated financial statements that are included in this prospectus. The summary consolidated statements of operations data for the nine month periods ended July 31, 2011 and 2012 and the consolidated balance sheet data as of October 31, 2012 are derived from unaudited consolidated financial statements that are included in this prospectus. The unaudited consolidated financial statements were prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods. Operating results for the nine month period ended July 31, 2012 are not necessarily indicative of the results that may be expected for fiscal 2012. The following summary consolidated financial data should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

[INSERT FINANCIAL INFORMATION]

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, before investing in our common stock. The risks and uncertainties described below are not the only ones we face.  If any of the following risks occur, our business, financial condition, operating results, and prospects could be materially harmed. In that event, the price of our common stock could decline, and you could lose some or all of your investment.

Risks Related to Our Business

Our limited operating history makes it difficult to evaluate our current business and future prospects, and may increase the risk of your investment.

We were formed as a Nevada limited liability company on April 1, 2009, and converted to a Delaware corporation on February 6, 2012.  As such, we have a limited operating history.  Additionally, our management team has only been working together for a relatively short period of time. Our limited operating history makes it difficult to evaluate our current business and our future prospects, including our ability to plan for and model future growth. Accordingly, our business is subject to substantial risks inherent in the commencement of a new business enterprise in an intensely competitive industry. Our business was conducted, beginning in June 2009, by Aina Le’a LLC, to engage in land acquisition and development and, beginning in 2010, to engage in home building through joint ventures with regional and national home builders.  Prior to its conversion, Aina Le’a, LLC received net cash receipts from its undivided land fractions program of approximately $13.7 million.

We have encountered and will continue to encounter risks and difficulties frequently experienced by early stage companies engaged in the real estate development business, including the risks described in this prospectus. If we do not address these risks successfully, our business and operating results will be adversely affected, and our stock price could decline. Further, we have limited historic financial data, and we operate in an unpredictable market. As such, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market. There can be no assurance that we will be able to successfully acquire, develop and/or market land, continue our homebuilding activities, generate revenues, or ever operate on a profitable basis. Any investment in our company should be considered a high-risk investment because the investor will be placing funds at risk in a company with unknown costs, expenses, competition, and other problems to which new ventures are often subject.

Our revenue depends on the number of our programs and on the price of the properties acquired and sold.

 We derive revenues from our initial sale of properties we acquire to investors under our ULF programs and from our shares of profits derived from the resale of all or a portion of those properties, once developed and improved.  As a result, if any of our ULF programs are unsuccessful, both our initial sales price and our share of profits from the developed or improved property will be reduced, if any profits occur at all. In addition, failures of our programs to provide competitive investment returns could significantly impair our ability to market future programs. Our inability to spread risk among a large number of programs could cause us to be over-reliant on a limit.  We may be unable to grow our programs, which would cause us to fail to satisfy our business strategy.

 A significant element of our business strategy is the growth in the number of our programs. The consummation of any future program will be subject to raising adequate capital for the investment, identifying appropriate assets for acquisition and effectively and efficiently closing the transactions. We cannot assure you that we will be able to identify and invest in additional properties or will be able to raise adequate capital for new programs in the future. If we are unable to consummate new programs in the future, we will not be able to continue to grow the revenue we receive from either transaction or management services.

The inability to access investors for our programs through broker-dealers or other intermediaries could have a material adverse effect on our business.

 Our ability to source capital for our programs depends significantly on access to the client base of securities broker-dealers and other financial investment intermediaries that may offer competing investment products. We believe that our future success in developing our business and maintaining a competitive position will depend in large part on our ability to continue to maintain these relationships as well as finding additional securities broker-dealers to facilitate offerings by our programs or to find investors for our ULF programs. We cannot be sure that we will continue to gain access to these channels. In addition, competition for capital is intense, and we may not be able to obtain the capital required to complete a program. The inability to have this access could have a material adverse effect on our business and results of operations.

The termination of any of our broker-dealer relationships, especially given the limited number of key broker-dealers, could have a material adverse effect on our business.

 Our ULF programs are expected to be sold through third-party broker-dealers. While we have established an exclusive  relationship with Capital Asia, we expect to be required to enter into a new agreement with Capital Asia for each new ULF program we offer. In addition, our programs may be removed from Capital Asia’s approved program list at any time for any reason. We cannot assure you of the continued participation of Capital Asia. While we intend to diversify and add new investment channels for our ULF programs, as of the date of this prospectus, all of our ULFs have been offered and sold by Capital Asia.  Loss of our Capital Asia relationship, or the failure to develop new relationships to cover our business through new investment channels, could have a material adverse effect on our business and results of operations.

 Misconduct by Capital Asia or any other third-party selling broker-dealer  could have a material adverse effect on our business.

 We intend to rely on Capital Asia and other selling broker-dealers to properly offer our ULF programs to customers in compliance with our selling agreements and with applicable regulatory requirements. While these persons are responsible for their activities as registered or otherwise licensed broker-dealers, their actions may nonetheless result in complaints or legal or regulatory action against us.

If the properties underlying our ULF sales fail to perform, then the management fees we receive from them will be reduced and our financial condition and results of operations would be harmed.

 Our success depends, in part, upon the performance of the properties we manage. The revenue we generate from our management services business is expected to  be a percentage of net profit from the sale of the properties, once improved. The performance of these properties will depend upon the following factors, among others, many of which are partially or completely outside of our control:

•	quality of home and commercial builders;

•	our ability to control operating expenses;

•	present and future governmental regulations;

•	various uninsurable risks, such as changes in regulatory laws and acts of God including earthquakes and volcanic eruptions;

•	financial conditions prevailing generally and in the areas in which these properties are located;

•	the nature and extent of competitive properties; and

•	the real estate industry in general, including potential increases in interest rates and declines in real estate values and absorption rates.

If we are unable to retain our Chairman and key employees, their replacements may not manage our company as effectively.

 We depend on the services of our Chairman and largest stockholder, Robert Wessels, as well as our other key executive officers.   We do not intend to purchase key person insurance for Mr. Wessels.  The loss of any or all of these executives, and our inability to find, or any delay in finding, a replacement with equivalent skill and experience, could adversely impact our ability to facilitate the structuring of transactions, acquisitions, property management and dispositions.

Lack of broad geographic diversity may expose our programs to regional economic downturns that could adversely impact their operations and as a result the fees we are able to generate from them, including fees on disposition of the properties as we or the ULF investors may be limited in our or their ability to dispose of properties in a challenging real estate market.

 Our ULF programs generally focus on acquiring assets satisfying particular investment criteria, such as type or land development potential. There is generally no or little focus on the geographic location of a particular property. We cannot guarantee, however, that our programs will have or, will be able to maintain, a significant amount of geographic diversity. As of December 31, 2011, our only program property was located in Hawaii. Geographic concentration of properties exposes our programs to economic downturns in the areas where the properties are located. A regional recession or other major, localized economic disruption in a region, such as earthquakes and hurricanes, in any of these areas could adversely affect our programs’ ability to dispose of properties. Any reduction in program revenues would effectively reduce the fees we generate from them, which would adversely affect our results of operations and financial condition.

 Our failure to hold the required real estate licenses may subject us to penalties, such as fines, restitution payments and termination of management agreements, and to the suspension or revocation of broker licenses.

 Most states in which properties of our programs are expected to be located may require us to hold a license to obtain fees. As a result, we may be subject to penalties, such as fines (which could be a multiple of the amount received), restitution payments and termination of management agreements, and to the suspension or revocation of any real estate broker licenses we may hold.

 If third-party developers or contractors providing development or construction  services for our programs’ properties are negligent in their performance of, or default on, their obligations, we may become subject to unforeseen liabilities. If this occurs, it could have an adverse effect on our financial condition and operating results.

 We have entered into development and/or construction services contracts with third-parties to provide property development and constriction services for the Aina Le’a Project, and we expect to enter into similar third-party agreements with respect to properties our programs acquire in the future. We do not supervise the personnel of these third parties on a day-to-day basis and we cannot assure you that they will develop or construct the programs’ properties in a manner that is consistent with their obligations under their agreements, that they will not be negligent in their performance or engage in other criminal or fraudulent activity, or that these third parties will not otherwise default on their obligations to us or the ULF investors. If any of the foregoing occurs, the relationships with our programs’ investors could be damaged and we could incur liabilities resulting from loss or injury to the properties or to persons at the properties. If the ULF investors are unable to sell the properties or we become subject to significant liabilities as a result of third-party performance issues, our operating results and financial condition could be substantially harmed.

To execute our business strategy, we or our new programs may be required to incur indebtedness to raise sufficient funds to purchase properties.

 One of our business strategies is to develop new ULF programs. The development of a new program requires the identification and subsequent acquisition of properties when the opportunity arises. In some instances, in order to effectively and efficiently complete a program, we may provide deposits for the acquisition of property or actually purchase the property for resale under the program. If we do not have cash on hand available to pay these deposits or fund an acquisition, we may be required to incur additional indebtedness, which indebtedness may not be available on acceptable terms. If we incur substantial debt, we could lose our interests in any properties that have been provided as collateral for any secured borrowing, or we could lose our assets if the debt is recourse to us. In addition, our cash flow from operations may not be sufficient to repay these obligations upon their maturity, making it necessary for us to raise additional capital or dispose of some of our assets. We cannot assure you that we will be able to borrow additional debt on satisfactory terms, or at all.

Our revenue is subject to volatility in capital raising efforts by us.

The potential growth in revenue from our sale of ULFs and transaction and management services depends in large part on future capital raising in existing or future programs, as well as on our ability to make resultant acquisitions for resale to ULF purchasers under our programs, both of which are subject to uncertainty, including uncertainty with respect to capital market and real estate market conditions. This uncertainty can create volatility in our earnings because of the resulting increased volatility in sales, transaction and management services revenues. Our revenue may be negatively affected by factors that include not only our inability to increase our portfolio of properties for ULF sales and management services, but also changes in valuation of those properties and sales (through planned liquidation or otherwise) of properties.

If we fail to comply with laws and regulations applicable to real estate brokerage, we may incur significant financial penalties.

 Due to the geographic scope of our anticipated operations and various real estate services we provide, we may be subject to numerous federal, state and local laws and regulations specific to the services performed. For example, the brokerage of real estate sales may require us to maintain brokerage licenses in each state in which we operate. If we fail to maintain our licenses or conduct brokerage activities without a license, we may be required to pay fines or return commissions received or have licenses suspended. Furthermore, the laws and regulations applicable to our business also may change in ways that increase the costs of compliance.

Our failure to manage future growth effectively may have a material adverse effect on our financial condition and results of operations.

 We may experience rapid growth in our operations, which may place a significant strain on our management, administrative, operational and financial infrastructure. Our success will depend in part upon the ability of our executive officers to manage growth effectively. Our ability to grow also depends upon our ability to successfully hire, train, supervise and manage new employees, obtain financing for our capital needs, expand our systems effectively, allocate our human resources optimally, maintain clear lines of communication between our transactional and management functions and our finance and accounting functions and manage the pressures on our management and our administrative, operational and financial infrastructure. We also cannot assure you that we will be able to accurately anticipate and respond to the changing demands we will face as we continue to expand our operations, and we may not be able to manage growth effectively or to achieve growth at all. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

Conflicts of interest inherent in transactions between our programs and us could create liability for us that could have a material adverse effect on our results of operations and financial condition.

 These conflicts include but are not limited to the following:

•
we may experience conflicts of interests with certain of our directors, officers and affiliates from time to time with regard to any of our investments, transactions and agreements in which they hold a direct or indirect pecuniary interest;

•	we may face conflicts of interests as to how we allocate prospective builders and other service providers among competing programs;

•	all agreements and arrangements, including those relating to compensation, among us and our programs, are generally not the result of arm’s-length negotiations; and

•
our executive officers will devote only as much of their time to a program as they determine is reasonably required, which may be substantially less than their full time; during times of intense activity in other programs, these officers may devote less time and fewer resources to a program than are necessary or appropriate to manage the program’s business.

We cannot assure you that one or more of these conflicts will not result in claims by investors in our programs, which could have a material adverse effect on our results of operations and financial condition.

Increased competition relating to the services we provide could lead to a material adverse effect on our financial condition and results of operations.  We believe there are only limited barriers to entry in our business. Current and future competitors may have more resources than we have. In transaction services, we face competition with other real estate firms in the acquisition and disposition of properties, and we also compete with other sponsors of real estate investor programs for investors to provide the capital to allow us to make these investments. We face competition from institutions that provide or arrange for other types of financing through private or public offerings of equity or debt and from traditional bank financings. The number and activities of our competitors could have a material adverse effect on our financial condition and results of operations.

The offerings conducted to raise capital for our ULF programs are done in reliance on exemptions from the registration requirements of the Securities Act. A failure to satisfy the requirements for the appropriate exemption could void the offering or, if it is already completed, provide the investors with rescission rights, either of which would have a material adverse effect on our reputation and as a result our business and results of operations.

 The securities of our ULF programs are offered and sold in reliance upon an offering exemption from registration under the Securities Act and qualification by permit under applicable state securities laws.  If we or our  selling agents fail to comply with the requirements of the relevant exemption or offering requirements and an offering were in process, we may have to terminate the offering. If an offering was completed, the investors may have the right, if they so desired, to rescind their purchase of the securities. A rescission offer could also be required under applicable state securities laws and regulations in states where any securities were offered without registration or qualification pursuant to a private offering or other exemption. If a number of holders sought rescission at one time, the applicable program would be required to make significant payments which could adversely affect its business and as a result, the fees generated by us from such program. If one of our programs was forced to terminate an offering before it was completed or to make a rescission offer, our reputation would also likely be significantly harmed. Any reduction in fees as a result of a rescission offer or a loss of reputation would have a material adverse effect on our business and results of operations.

The Hawaii State Land Use Commission has appealed the Court’s Ruling that the State Commission’s reclassification of the land underlying the Aina Le’s Project from urban to agricultural use was unconstitutional.  If the State Commission wins on appeal, we will be unable to further develop the land.

On April 25, 2011, the Hawaii State Land Use Commission reclassified (rezoned) 1,060 acres of land of the Aina Le’a Project from urban to agricultural as a sanction after it asserted that DW Aina Le’a Development, LLC (“DW”) and Bridge Aina Le’a, LLC (“Bridge”), DW’s predecessor in interest,  failed to comply with certain conditions, including failing to construct not less than 385  “affordable housing” units by November 17, 2010.   On May 24, 2011,  DW filed an amended notice of appeal and on May 12, 2011, Bridge filed a notice of appeal for administrative appeals in state court, seeking a reversal of the April 25, 2011 Hawaii State Land Use Commission order reversing the subject land from the Hawaii State Land Use Urban Classification to the Hawaii State Land Use Agriculture Classification.  On March 6, 2012, the Court issued Findings of Fact and Conclusions of Law, and Order Reversing and Vacating the State of Hawaii Land Use Commission’s Final Order, which was subsequently amended on June 15, 2012 (“Amended Final Judgment”).  On July 13, 2012, the State of Hawaii filed an appeal from the Court’s Amended Final Judgment.  The appeal seeks reversal of the Amended Final Judgment. If the State Commission wins on appeal, we will be unable to further develop the land, thereby substantially and adversely affecting our business, financial condition, operating results, and prospects. In that event, the price of our common stock could decline, and you could lose some or all of your investment.

Risks Related to the Real Estate Market

 Our Business And Financial Condition Could Be Adversely Affected By Real Estate, Economic And Other Conditions Generally.

The real estate industry can be volatile and is affected by changes in national, global and local economic conditions. We may also be affected by events such as employment levels, availability of financing, interest rates, consumer confidence and the demand for housing and other types of construction.  We are subject to various risks, many of which are outside our control, including:

•	real estate market conditions both the Island of Hawaii, where our initial community is located, and in areas where potential customers reside;

•	decreased consumer spending for housing;

•	changing demographic conditions;

•	competitive overbuilding;

•	adverse weather conditions and natural disasters, such as mudslides, landslides and fires;

•	delays in construction schedules and cost overruns;

•	changes in government regulations or requirements;

•	increases in real estate taxes and other local government fees; and

•	availability and cost of land, materials and labor.

A negative development caused by any of these factors could have a material adverse effect on our financial condition.

A further decline in the general economy or the real estate market would harm our business.

 Our business is negatively impacted by periods of economic slowdown or recession, rising interest rates and declining demand for real estate. These economic conditions could have a number of effects, which could have a material adverse impact on certain segments of our business, including a decline in:

•	acquisition and disposition activity, with a corresponding reduction in revenues from our ULF sales or these services;

•	the supply of capital invested in commercial real estate or in commercial real estate investor programs; and

•	the value of real estate, which would cause us to realize lower revenue from ULF sales or property management fees.

The real estate market tends to be cyclical and related to the condition of the economy and to the perceptions of investors and users as to the economic outlook. A downturn in the economy or the real estate market could have a material adverse effect on our business, financial condition or results of operations.

An increase in interest rates may negatively affect the equity value of our programs or cause us to lose potential investors to alternative investments, causing the purchase price we receive for ULFs or fees we receive for transaction and management services to be reduced.

As interest rates rise, valuations of commercial real estate properties typically decline. A decrease in both the attractiveness of our programs and the value of assets held by these programs could cause a decrease in ULF sales, and transaction and management services revenues, which would have an adverse effect on our results of operations.

Increasing competition for the acquisition of real estate may impede our ability to make future acquisitions which would reduce the sales profit and fees we generate from these programs and could adversely affect our operating results and financial condition.

 The real estate industry is highly competitive on an international, national and regional level. Our programs face competition from REITs, institutional pension plans, and other public and private real estate companies and private real estate investors for the acquisition of properties and for raising capital to create programs to make these acquisitions. Competition may prevent our programs from acquiring desirable properties or increase the price they must pay for real estate. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase, resulting in increased demand and increased prices paid for these properties. If our programs pay higher prices for properties, investors may experience a lower return on investment and be less inclined to invest in our next program which may decrease our profitability. Increased competition for properties may also preclude our programs from acquiring properties that would generate the most attractive returns to investors or may reduce the number of properties our programs could acquire, which could have an adverse effect on our business.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our programs’ properties and harm our financial condition.

 Because real estate investments are relatively illiquid, our ability to promptly facilitate a sale of one or more properties or investments in our programs in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in the market for a property, changes in the financial condition or prospects of prospective purchasers, changes in regional, national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. Fees from the disposition of properties would be materially affected if we were unable to facilitate a significant number of property dispositions for our programs.

Land development permits and approvals are required to develop real property. These permits and approvals will vary depending on the land that is being developed.

The residential real estate development industry is subject to substantial environmental, building, construction, zoning and real estate regulations that are imposed by various federal, state and local authorities.  In developing a community, we must obtain the approval of numerous government agencies regarding such matters as permitted land uses, housing density, the installation of utility services (such as water, sewer, gas, electric, telephone and cable television) and the dedication of acreage for open space, parks, schools and other community purposes.  Regulations affect homebuilding by specifying, among other things, the type and quality of building materials that must be used, certain aspects of land use and building design and the manner in which homebuilders may conduct their sales, operations, and overall relationships with potential home buyers.  Furthermore, changes in prevailing local circumstances or applicable laws may require additional approvals, or modifications of approvals previously obtained.

Timing of the initiation and completion of development projects depends upon receipt of necessary authorizations and approvals.  Because of the provisional nature of these approvals and the concerns of various environmental and public interest groups, the approval process can be delayed by withdrawals or modifications of preliminary approvals and by litigation and appeals challenging development rights. Our ability to develop projects could be delayed or prevented due to litigation challenging previously obtained governmental approvals. We also may be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or "slow-growth" or "no-growth" initiatives that could be implemented in the future.  Such delays could adversely affect our ability to complete our projects, significantly increase the costs of doing so or drive potential customers to purchase competitors’ products.

Uninsured and underinsured losses may adversely affect operations.

We carry commercial general liability, fire and extended coverage insurance with respect to our programs’ properties. We obtain coverage that has policy specifications and insured limits that we believe are customarily carried for similar properties. We cannot assure you, however, that particular risks that are currently insurable will continue to be insurable on an economic basis or that current levels of coverage will continue to be available. In addition, we generally do not obtain insurance against certain risks, such as floods.

 Should a property sustain damage or an occupant sustain an injury, we may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. In the event of a substantial property loss or personal injury, the insurance coverage may not be sufficient to pay the full damages. In the event of an uninsured loss, we could lose some or all of our capital investment, cash flow and anticipated profits related to one or more properties. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it not feasible to use insurance proceeds to replace a property after it has been damaged or destroyed. Under these circumstances, the insurance proceeds we receive, if any, might not be adequate to restore our economic position with respect to the property. In the event of a significant loss at one or more of the properties in our programs, the remaining insurance under the applicable policy, if any, could be insufficient to adequately insure the remaining properties. In this event, securing additional insurance, if possible, could be significantly more expensive than the current policy. A loss at any of these properties or an increase in premium as a result of a loss could decrease the income from or value of properties under management in our programs, which in turn would reduce the fees we receive from these programs. Any decrease or loss in fees could have a material adverse effect on our financial condition or results of operations.

Environmental regulations may adversely impact our business or cause us to incur costs for cleanup of hazardous substances or wastes or other environmental liabilities.

 Federal, state and local laws and regulations impose various environmental zoning restrictions, use controls, and disclosure obligations which impact the management, development, use, and/or sale of real estate. These laws and regulations tend to discourage sales activities with respect to some properties, and by decreasing or delaying those transactions may adversely affect the results of operations and financial condition of our business. In addition, a failure by us or one of our programs to disclose environmental concerns in connection with a real estate disposition may subject us to liability to a buyer or lessee of property.

Additionally, we may be obliged under the debt financing arrangements on the properties owned by us, to provide an indemnity to the lenders for environmental liabilities and to remediate any environmental problems that might arise. Insurance for these matters may not be available.

Our Business Is Sensitive To Interest Rates And The Ability Of Consumers To Obtain Mortgage Financing Which Could Reduce Our Revenues.

The builders who purchase land from us generally sell that land with buildings or other improvements to purchasers of homes. The ability of these ultimate buyers to finance their purchases is generally dependent on their personal savings and availability of third party financing. As a result, demand for housing and consequently, the land that we sell, will be adversely affected by increases in interest rates, unavailability of mortgage financing, increasing housing costs and unemployment levels. Levels of income and savings, including retirement savings, available to home purchasers can be affected by further declines in the capital markets. Any significant increase in the prevailing low mortgage interest rate environment or decrease in available credit could reduce consumer demand for housing, and result in fewer home sales or lower sale prices.

Recent turmoil in the mortgage lending market has adversely affected our results and will continue to negatively impact our results in the future.

The residential real estate development industry is dependent upon the availability of financing for both homebuilders and homebuyers.  The recent turmoil in the credit markets has resulted in a tightening of credit standards for residential and commercial mortgages and significantly reduced liquidity, which has adversely affected the ability of homebuilders and homebuyers to obtain financing, which in turn has adversely impacted our ability to sell lots.

Increased Development Costs Beyond Our Control Could Adversely Affect Our Profitability.

Changes in development plans and specifications, delays due to compliance with governmental requirements or imposition of fees not yet levied, or other delays resulting from adverse weather, strikes or energy shortages, shortages of material for construction, inflation, environmental, zoning, title or other legal matters, as well as other unknown contingencies could cause development costs to exceed the amounts produced by any project. In the event that costs exceed funds available, our ability to complete development of projects will depend upon our ability to supply additional funds. We cannot assure you that we will have adequate funds available for that purpose.

The Extended Time Frame From The Date Of An Investment In A Project Until Its Expected Profitability Makes Our Business Risky.

Our communities will be developed over time. Therefore, our medium- and long-term profitability will be dependent on our ability to develop and market our projects successfully. Committing the financial and managerial resources to develop a community involves significant risks. Before a community generates any revenues, material expenditures are required, among other things, to obtain development approvals, to construct project infrastructure, recreation centers, model homes and sales facilities and, where opportunities are suitable and appropriate, to acquire land. It generally takes several years for a community under development to achieve cumulative positive cash flow. We cannot assure you that we will be able to successfully develop and market our communities. An inability to develop and market our communities successfully and to generate positive cash flows from these operations in a timely manner would have an adverse effect on our ability to service debt and to meet our working capital requirements.

We are vulnerable to concentration risks because our initial operations have been limited to the Island of Hawaii, in the State of Hawaii.

Our real estate activities have to date been conducted almost entirely in the Island of Hawaii, in the State of Hawaii.  This geographic concentration, combined with a limited number of projects that we plan to pursue, make our operations more vulnerable to local economic downturns and adverse project-specific risks than those of larger, more diversified companies.

The performance of the Hawaii economy will affect our sales and, consequently, the underlying values of our properties.  For example, the economy on the Island of Hawaii is heavily influenced by conditions in the service and tourism industries.  During periods of weakness or instability in the tourism, we may experience reduced sales, particularly with respect to “high-end” properties, which can significantly affect our financial condition and results of operations.  The Hawaii economy is dependent on the service industry (including tourism), government/military and businesses specializing in international trade.  To the extent there is a significant reduction in tourism or in staffing levels of military or other government employers in the Hawaii area, we would expect to see reduced sales of lower priced homes due to a likely reduction in lower paying tourism- and government-related jobs.

Fluctuations in market conditions may affect our ability to sell our land at expected prices, if at all, which could adversely affect our revenues, earnings and cash flows.

We are subject to the potential for significant fluctuations in the market value of our land inventories.  There is a lag between the time we acquire control of undeveloped land and the time that we can improve that land for sale to home builders.  This lag time varies from site to site as it is impossible to determine in advance the length of time it will take to obtain government approvals and permits.  The risk of owning undeveloped land can be substantial as the market value of undeveloped land can fluctuate significantly as a result of changing economic and market conditions.  Inventory carrying costs can be significant and can result in losses in a poorly performing development or market.  Material write-downs of the estimated value of our land inventories could occur if market conditions deteriorate or if we purchase land at higher prices during stronger economic periods and the value of those land inventories subsequently declines during weaker economic periods.  We could also be forced to sell land or lots for prices that generate lower profit than we anticipate, and may not be able to dispose of an investment in a timely manner when we find dispositions advantageous or necessary.  Furthermore, a decline in the market vale of our land inventories may give rise to a breach of financial covenants contained in our credit facilities, which could cause a default under one or more of those credit facilities.

Fluctuating Operating Results May Affect The Market Price Of Our Stock.

Because our real estate projects are long term in nature, our business cycle does not correspond to our fiscal year or other reporting periods. As a result, our fiscal year operating results are likely to vary from period to period, even if we were to have a successful project operating as planned, and could vary significantly over the life of any given project.

A community may generate strong operating results when first presented for sale, whether because of local pent-up demand or other reasons. However, during later periods over the life of the same community, periods of weaker results may occur. In addition to external factors, our revenues and earnings are affected by the volume and price of lots that we bring to market at any given point in time, which reflect, in part, our strategy of developing communities in phases. As a result, the timing and amount of revenues and profits are subject to considerable variation and uncertainty. Because only our Villages at Aina Le’a project is in active development, its impact on our earnings and cash flow is not and, in the future, may not be, balanced by results of other operations, which could have a moderating effect on the variability of our results.

Our Cash Flow Is Dependent Upon The Success Of The Villages at Aina Le’a Project.

Currently, our only development project is The Villages at Aina Le’a project.  As such, we are dependent upon the cash flow generated by this project as our principal source of funds in the future.

The Failure Of The County of Hawaii  To Establish A Community Facilities District For The Villages at Aina Le’a Project Could Adversely Affect our Profitability.

The County of Hawaii has agreed to complete proceedings to establish a Community Facilities District that will issue land secured public bonds to finance public infrastructure improvements in the Villages at Aina Le’a project.  To avoid delay in the development of this project, we advanced the funds received from our ULF sales to finance the construction of the infrastructure generally paid from the proceeds of these bonds.  As such, we expect to be reimbursed our advances from these bonds when issued.  We currently anticipate that the community facilities district will be considered by the County of Hawaii in the fourth quarter of 2012 and, if approved, will be formed and bonds will be authorized in the second quarter of 2013. If the County of Hawaii approves a district on terms that are not acceptable to us or delays beyond the fourth quarter of 2013, formation of the district and authorization for these bonds, the profitability of the project will be adversely affected because we will not be reimbursed for our financial advances to enable the infrastructure to be constructed.

Laws And Governmental Regulations May Delay Completion Of Our Projects And Impose Liability For Hazardous Materials Present On Our Properties Which Could Adversely Affect Our Profitability.

Our business is subject to extensive federal, state and local regulation. Governmental agencies have broad discretion in administering these regulations, including "no growth" or "slow growth" policies. This can prevent, delay or significantly increase the costs of our developments. Compliance with environmental regulations may significantly increase the costs of our projects. Various governmental approvals and permits are required throughout the development process, and we cannot assure you that we will receive or will receive in a timely fashion these approvals or permits. If we incur substantial compliance costs or delays and other regulatory burdens this could have a material adverse effect on our operations.

Various federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. These laws often impose liability without regard to whether the owner knew of, or was responsible for, the release of the hazardous substances. Although we will try to become aware of any environmental problem with regard to any property before committing to acquire it, the occurrence of health problems or other dangerous conditions caused by other work on the property may only become apparent after a lengthy period of time.

As a result, we cannot assure you that there are no environmental risks with respect to any properties that we own. The presence of any of these hazardous substances at one or more of our properties, and responsibility for the removal or remediation of any substances, may result in significant cost to us.

In addition, the construction of improvements on property that we own may be adversely affected by regulatory, administrative, enforcement or requirements of local, state or federal agencies affecting the use of the property for its intended purpose including, without limitation, habitat conservation or the protection of threatened or endangered species of plants and animals, and land use controls. Restrictions may also relate to air and water quality standards, noise pollution and indirect environmental impacts, such as increased motor vehicle activity. Changes in policies may result in substantial delays or the imposition of new conditions or restrictions on the ability to obtain permits and approvals for a project, which could have a material adverse effect on our operations.

We may be subject to risks as a result of our entry into joint ventures.

To the extent that we undertake joint ventures to develop properties or conduct our business, we may be liable for all obligations incurred by the joint venture, even though such obligations may not have been incurred by us, and our share of the potential profits from such joint venture may not be commensurate with our liability.  Moreover, we will be exposed to greater risks in joint ventures should our co-venturers’ financial condition become impaired during the term of the joint venture, as creditors will increasingly look to our company to support the operations and fund the obligations of the joint venture.

Our homebuilding operations are conducted through joint ventures we have with local homebuilders, and if we are unable to enter into satisfactory joint venture arrangements on favorable terms, our business and results of operations may suffer a material adverse effect.

To date our homebuilding operations have been conducted exclusively through joint venture arrangements we have with local homebuilders.  Going forward, we intend to also construct and sell homes in the residential communities that we develop through similar joint ventures.  There can be no assurance that we can reach future arrangements with these local homebuilders or other local homebuilders on terms that are favorable to us, or if at all.  If we are not able to successfully secure joint venture arrangements for our homebuilding and home sales operations, then our business and results of operations will be materially and adversely affected.

Residential homebuilding is a competitive industry, and competitive conditions may adversely affect our results of operations.

The residential homebuilding industry is highly competitive.  Residential homebuilders compete not only for homebuyers, but also for desirable properties, building materials, labor and capital.  We compete for our property acquisition opportunities with other local, regional and national homebuilders, often within larger communities designed, planned and developed by such homebuilders.  Any improvement in the cost structure or service of these competitors will increase the competition we face.  Additionally, the resale of existing homes including foreclosed homes, sales by housing speculators and investors and rental housing may affect the amount of revenue in which we participate with the homebuilders we select for the development of residential lots in our ULF programs.  Competitive conditions in the homebuilding industry could result in: difficulty in acquiring suitable land at acceptable prices; increased selling incentives; lower sales volumes and prices; lower profit margins; impairments in the value of our inventory and other assets.

Our business is susceptible to adverse weather conditions and natural disasters.

Adverse weather conditions and natural disasters such as hurricanes, tornadoes, earthquakes, droughts, floods and fires can have a significant effect on our ability to develop our residential communities.  These adverse weather conditions and natural disasters can cause delays and increased costs in the construction of new homes and the development of new communities.  If insurance is unavailable to us or is unavailable on acceptable terms, or if our insurance is not adequate to cover business interruption or losses resulting from adverse weather or natural disasters, our business and results of operations will be adversely affected.  In addition, damage to new homes caused by adverse weather or a natural disaster may cause our insurance costs to increase.

The availability of water could delay or increase the cost of land development and adversely affect our future operating results.

The availability of water is becoming an increasingly difficult issue in the State of Hawaii and other island regions.  Many jurisdictions are now requiring that builders provide detailed information regarding the source of water for any new community that they intend to develop. Currently, we believe we have sufficient water to complete construction of the initial residential housing units and related improvements to be constructed on the first 61 acres being developed at our The Villages of Aina Le’a project.  However, to undertake the development and construction of improvements on the adjacent 1,000 acres, we will need to drill wells and provide tanks and connections, anticipated to cost $28 million, which may or may not be reimbursed by a community facilities district.

Similarly, the availability of treatment facilities for waste-water and sanitary sewage is a growing concern.  Many urban areas have insufficient resources to meet the demand for waste-water and sanitary sewage treatment.  For example, The Villages of Aina Le’a project has no municipal wastewater treatment facilities.  Although we are building the latest state of the art facility for the project, the plant will require expansion as each new phase of the project is placed in development.  County wastewater treatment facilities are not expected to be available for many years in the area in which The Villages of Aina Le’a project is located. To the extent we are unable to find satisfactory solutions for the treatment of waste-water and sewage with respect to our future development projects, our operations could be adversely affected.

We are subject to risks related to environmental damages.

We may be required to undertake expensive and time-consuming clean-up or remediation efforts in the event that we encounter environmental hazards on the lots we own, even if we were not originally responsible for or aware of such hazards.  In the event we are required to undertake any such remediation activities, our business could suffer.

If we are not able to develop and market our residential communities successfully, our business and results of operations will be adversely affected.

Before a residential community generates any revenues, material expenditures are incurred to acquire land, obtain development approvals and construct significant portions of project infrastructure, amenities, model homes and sales facilities.  It generally takes several years for a residential community development to achieve cumulative positive cash flow.  If the residential communities in which we participate with for our revenue are unable to develop and market the residential communities successfully and to generate positive cash flows from these operations in a timely manner, it will have a material adverse effect on revenues and thereby our business and results of operations.

Difficulty in retaining qualified trades workers, or obtaining required materials and supplies, will adversely affect our business and results of operations.

The homebuilding industry has from time to time experienced significant difficulties in the supply of materials and services, including with respect to: shortages of qualified trades people; labor disputes; shortages of building materials; unforeseen environmental and engineering problems; and increases in the cost of certain materials (particularly increases in the price of lumber, wall board and cement, which are significant components of home construction costs).  When any of these difficulties occur, it will cause delays and increase the cost of constructing the homes or other properties in our ULF programs, thereby adversely affecting the revenue we receive from home or other builders we participate with on sales of finished residences or commercial improvements on the properties in our ULF programs.

Tax law changes in the United States could make home ownership more expensive or less attractive.

Tax law changes in the United States could make home ownership more expensive or less attractive.  In the United States, significant expenses of owning a home, including mortgage interest expense and real estate taxes, generally are deductible expenses for an individual’s federal and, in some cases, state income taxes subject to various limitations under current tax law and policy.  If the federal government or a state government changes income tax laws to eliminate or substantially modify these income tax deductions, then the after-tax cost of owning a new home would increase substantially.  This could adversely impact demand for, and/or sales prices of, new homes.

We are a small company and have a correspondingly small financial and accounting organization. Being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified directors.

We are a small company with a finance and accounting organization that we believe is of appropriate size to support our current operations; however, the rigorous demands of being a public reporting company may lead to a determination that our finance and accounting group is undersized.  As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002.  The requirements of these laws and the rules and regulations promulgated thereunder entail significant accounting, legal and financial compliance costs, and have made, and will continue to make, some activities more difficult, time consuming or costly and may place significant strain on our personnel, systems and resources.

The Securities Exchange Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting.  In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required.  As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

These rules and regulations also have made it more difficult and more expensive for us to maintain director and officer liability insurance, and in the future we may be required to accept reduced coverage or incur substantially higher costs to maintain such coverage.  If we are unable to maintain adequate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, will be significantly curtailed.

We depend on our key personnel to manage our business effectively.

We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial and sales and marketing personnel.  In particular, due to the relatively early stage of our business, we believe that our future success is highly dependent on Robert Wessels, our chief executive officer and chairman of our board of directors, to provide the necessary leadership to execute our growth plans.  We do not intend to acquire a key-man life insurance policy on Mr. Wessels,  The loss of the services of Mr. Wessels or any of our other key employees, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, and in particular sales personnel, could impede our ability to expand our sales and marketing activities as desired, and negatively impact our profitability.

The effectiveness of our fractional land sales program is dependent on our capital raising relationships with offshore placement and selling agents.

We rely on our fractional land sales program to provide capital for our land acquisition and development activities.  Through our relationships with offshore placement and selling agents, we have been able to raise approximately $39 million from inception to date to finance our operations.  There can be no assurance that we can reach future arrangements with these agents on terms that are favorable to us in the event we need to raise additional capital, or if at all.  In such an event, we may need to seek additional sources of financing to continue our operations.

We are vulnerable to concentration risks because we intend to focus on the residential rather than commercial market.

We intend to focus on residential rather than commercial properties.  Economic shifts affect residential and commercial property markets, and thus our business, in different ways.  A developer with diversified projects in both sectors may be better able to survive a downturn in the residential market if the commercial market remains strong.  Our focus on the residential sector can make us more vulnerable than a diversified developer.

Our growth strategy to expand into new geographic areas poses risks.

We may expand our business into new geographic areas outside of the State of Hawaii.  We will face additional risks if we expand our operations in geographic areas or climates in which we do not have experience, including:

•	adjusting our land development methods to different geographies and climates;

•	obtaining necessary entitlements and permits under unfamiliar regulatory regimes;

•	attracting potential customers in a market in which we do not have significant experience; and

•	the cost of hiring new employees and increased infrastructure costs.

We may not be able to successfully manage the risks of such an expansion, which could have a material adverse effect on our revenues, earnings, cash flows and financial condition.

If we are unable to generate sufficient cash from operations or secure additional financing, we may find it necessary to curtail our development activities.

We anticipate that we will need at least $25 million to fund our acquisition and development expenditures for the next twelve months.  Our performance continues to be substantially dependent on capital raised from our fractional land sales program and sales and there can be no assurance that we will generate sufficient cash flow or otherwise obtain sufficient funds to meet the expected development plans for our current and future properties.  If we are unsuccessful in raising capital or obtaining adequate loans when necessary or in generating positive cash flows, we could be forced to: abandon some of our development activities, including the development of sub-divisions and entitling of land for development; forfeit option fees and deposits; default on loans; violate covenants with our current lenders and convertible note holders thereby putting us in default; and possibly be forced to liquidate a substantial portion of our asset holdings at unfavorable prices.

Our results of operations and financial condition are greatly affected by the performance of the real estate industry.

Our real estate activities are subject to numerous factors beyond our control, including local real estate market conditions, substantial existing and potential competition, general national, regional and local economic conditions, fluctuations in interest rates and mortgage availability and changes in demographic and environmental conditions.  Real estate markets have historically been subject to strong periodic cycles driven by numerous factors beyond the control of market participants.

Real estate investments often cannot easily be converted into cash and market values may be adversely affected by these economic circumstances, market fundamentals, competition and demographic conditions.  Because of the effect these factors have on real estate values, it is difficult to predict with certainty the level of future sales or sales prices that will be realized for individual assets.

Our real estate operations are also dependent upon the availability and cost of mortgage financing for potential customers, to the extent they finance their purchases, and for buyers of the potential customers’ existing residences.

Our business and results of operations will be adversely affected if poor relations with the residents of our communities negatively impact our sales.

As a residential community developer, we will sometimes be expected by community residents to resolve any issues or disputes that arise in connection with the development of our communities.  Sales may be negatively affected if any efforts made by it to resolve these issues or disputes are unsatisfactory to the affected residents, which in turn would adversely affect our results of operations.  In addition, our business and results of operations would be adversely affected if homebuilders we participate with in sales revenues are required to make material expenditures related to the settlement of these issues or disputes, or to modify our community development plans reducing the amount of profit we would participate in from the sale of homes.

The purchasers of our undivided land fractions, or ULFs, are primarily located outside of the United States, which subjects us to a number of risks associated with conducting international operations.

We market and sell ULFs to individuals and entities outside of the United States, particularly in Asia. Therefore, we are subject to risks associated with having international sales and operations, including:

•	foreign currency exchange fluctuations;

•	trade and foreign exchange restrictions;

•	economic or political instability in foreign markets;

•	changes in regulatory requirements;

•	difficulties and costs of staffing and managing foreign operations;

•	costs of compliance with foreign laws and regulations and the risks and costs of non-compliance with such laws and regulations;

•
costs of complying with U.S. laws and regulations for foreign operations, including the Foreign Corrupt Practices Act, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on our ability to sell undivided land fractions in certain foreign markets, and the risks and costs of non-compliance;

•
heightened risks of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of, and irregularities in, financial statements;

•	the potential for political unrest, acts of terrorism, hostilities or war;

•	management communication and integration problems resulting from cultural differences and geographic dispersion; and

•	multiple and possibly overlapping tax structures.

 Our business, including the sales of ULFs, may be subject to foreign governmental regulations, which vary substantially from country to country and change from time to time. Failure to comply with these regulations could adversely affect our business. Further, in many foreign countries it is common for others to engage in business practices that are prohibited by our internal policies and procedures or U.S. regulations applicable to us. Although we have implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of our employees, contractors and agents have complied or will comply with these laws and policies. Violations of laws or key control policies by our employees, contractors or agents could result in delays in revenue recognition, financial reporting misstatements, fines, penalties or the prohibition of the importation or exportation of our solutions and could have a material adverse effect on our business and results of operations. If we are unable to successfully manage the challenges of international operations, our business and operating results could be adversely affected.

If currency exchange rates fluctuate substantially in the future, our financial results, which are reported in U.S. dollars, could be adversely affected.

As we continue to expand our international sale of ULFs, we become more exposed to the effects of fluctuations in currency exchange rates. Our ULF sales contracts are denominated in U.S. dollars, and therefore substantially all of our revenues are not subject to foreign currency risk. However, a strengthening of the U.S. dollar could increase the real cost of the ULFs to our customers outside of the United States, adversely affecting our business operations and financial results. We incur expenses for the compensation of our agents in non-U.S. locations in the local currency. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in the dollar equivalent of such expenses being higher. This could have a negative impact on our reported operating results. To date, we have not engaged in any hedging strategies, and any such strategies, such as forward contracts, options and foreign exchange swaps related to transaction exposures that we may implement to mitigate this risk may not eliminate our exposure to foreign exchange fluctuations.

Risks Related to this Offering and Ownership of our Common Stock

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business, our market and our competitors. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

We cannot assure you that a market will develop for our common stock or what the market price of our common stock will be.

We intend to apply for listing of our common stock on   The NASDAQ Global Market  under the symbol “AINA.” However, we cannot assure you that an active trading market for our common stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. We cannot predict the prices at which our common stock will trade. The initial public offering price of our common stock was determined by negotiations with the underwriters and may not bear any relationship to the market price at which our common stock will trade after this offering or to any other established criteria of the value of our business.

In addition, the stock market in general, and the real estate market in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies.  Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance.  These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering.  In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies.  This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.

The market price of shares of our common stock could decline as a result of substantial sales of our common stock, particularly sales by our directors, executive officers, employees and significant stockholders, a large number of shares of our common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares. After this offering, we will have outstanding 9,916,800 shares of our common stock, based on the number of shares outstanding as of April 30, 2012 and assuming the sale of (i) 1,916,800 shares of our common stock pursuant to the Regulation S Offering, and (ii)                  shares of common stock in this offering.  Certain of these shares are subject to lock-up agreements, as more fully described in the section entitled “Underwriters.”

No later than 180 days after the date of this prospectus, we are contractually obligated to file, on behalf of certain pre-existing shareholders, another registration statement covering approximately 1,916,800 shares of our common stock for resale, as described in further detail in the section entitled “Underwriters.”  These shares will be able to be sold freely in the public market upon the effectiveness of the resale registration statement.

We have broad discretion in the use of the net proceeds that we receive in this offering.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our stock and thereby enable access to the public equity markets by our employees and stockholders, obtain additional capital, facilitate an orderly distribution of shares for the selling stockholders, and increase our visibility in the marketplace. We have not yet determined the specific allocation of the net proceeds that we receive in this offering. Rather, we intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, sales and marketing activities, real estate development, general and administrative matters, and capital expenditures. We also may use a portion of the net proceeds to acquire approximately 1,000 acres of real property in Hawaii that we currently have an option to purchase. Accordingly, our management will have broad discretion over the specific use of the net proceeds that we receive in this offering and might not be able to obtain a significant return, if any, on investment of these net proceeds. Investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds. If we do not use the net proceeds that we receive in this offering effectively, our business, operating results and financial condition could be harmed.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of The NASDAQ Stock Market and other applicable securities rules and regulations. Compliance with these rules and regulations has increased our legal and financial compliance costs, made some activities more difficult, time-consuming or costly and increased and will continue to increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We will continue to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

However, for as long as we remain an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any July 31 before that time, our revenues exceed $1 billion, or we issue more than $1 billion in non-convertible debt in a three year period, we would cease to be an “emerging growth company” as of the following January 31.

As a result of disclosure of information as a public company, our business and financial condition have become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business operations and financial results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business operations and financial results. These factors could also make it more difficult for us to attract and retain qualified employees, executive officers and members of our board of directors.

We are obligated to develop and maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for fiscal 2014, the first fiscal year beginning after our IPO. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting and, after we cease to be an “emerging growth company,” a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting.

We are in the early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective.

If we are unable to assert that our internal control over financial reporting is effective, or if, when required, our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC.

We will be required to disclose changes made in our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the recently enacted Jumpstart Our Business Startups Act of 2012, or the JOBS Act, if we take advantage of the exemptions contained in the JOBS Act. We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any July 31 before that time, our revenues exceed $1 billion, or we issue more than $1 billion in non-convertible debt in a three year period, we would cease to be an “emerging growth company” as of the following January 31. To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors, potentially decreasing our stock price.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if potential investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile or decrease.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have chosen to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, price appreciation of our common stock, which may never occur, may be the only way our stockholders realize any future gains on their investments.

Our charter documents and Delaware law could discourage takeover attempts and lead to management entrenchment.

Our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon completion of this offering contain provisions that could delay or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors that are not nominated by the current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions include:

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

•
the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•
the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•
the requirement that a special meeting of stockholders may be called only by the chairman of our board of directors, our president, our secretary, or a majority vote of our board of directors, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•
the requirement for the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend the provisions of our amended and restated certificate of incorporation relating to the issuance of preferred stock and management of our business or our amended and restated bylaws, which may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•
the ability of our board of directors, by majority vote, to amend the bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•
advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

 In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time.

Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Concentration of ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Upon completion of this offering, our directors, executive officers, and holders of more than 5% of our common stock, together with their affiliates, will beneficially own, in the aggregate, approximately 55% of our outstanding shares of common stock, and if the underwriters’ option to purchase additional shares is exercised in full, such persons and their affiliates will beneficially own, in the aggregate, approximately             % of our outstanding shares of common stock.  In particular, Robert Wessels, our chief executive officer and the chairman of our board of directors, will beneficially own approximately 22.6% of our outstanding shares of common stock upon completion of this offering, and if the underwriters’ option to purchase additional shares is exercised in full, Mr. Wessels will beneficially own approximately             % of our outstanding shares of common stock.  As a result, these stockholders, acting together, will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions.  This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders. Additionally, this concentration of ownership may adversely affect the market price of our common stock by:

•	delaying, deferring or preventing a change in control of the company;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price will be substantially higher than the pro forma as adjusted net tangible book value per share of our common stock immediately following this offering based on the total value of our tangible assets less our total liabilities.  Therefore, if you purchase shares of our common stock in this offering, you will experience immediate dilution of approximately $             per share, the difference between the price per share you pay for our common stock and its pro forma as adjusted net tangible book value per share following the offering.  See “Dilution.”  Furthermore, investors purchasing shares of our common stock in this offering will only own approximately             % of our outstanding shares of common stock (and have             % of the combined voting power of the outstanding shares of our common stock) after the offering even though they will have contributed             % of the total consideration received by us in connection with our sale of shares of our common stock.  To the extent outstanding options and warrants to purchase our common stock are exercised, investors purchasing our  common stock in this offering will experience further dilution.

Actual results of operations and achievements may differ materially from the statements, goals and objectives set forth in this prospectus.

This prospectus contains certain forward-looking statements and descriptions of goals and objectives of the company.  Although these forward-looking statements and stated goals and objectives are based upon assumptions and research that our board of directors believes are reasonable, actual results of operations and achievements may differ materially from the statements, goals and objectives set forth in this prospectus.

Our board of directors can, without stockholder approval, cause preferred stock to be issued on terms that adversely affect common stockholders.

Under our certificate of incorporation, our board of directors is authorized to issue up to 10 million shares of preferred stock, none of which shares were issued and outstanding as of April 30, 2012.  Also, our board of directors, without shareholder approval, may determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares.  If the board causes additional shares of preferred stock to be issued, the rights of the holders of our common stock could be adversely affected.  The board’s ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.  Preferred shares issued by the board of directors could include voting rights, or even super voting rights, which could shift the ability to control the company to the holders of the preferred stock.  Preferred shares could also have conversion rights into shares of common stock at a discount to the market price of the common stock which could negatively affect the market for our common stock. In addition, preferred shares would have preference in the event of liquidation of the corporation, which means that the holders of preferred shares would be entitled to receive the net assets of the corporation distributed in liquidation before the common stock holders receive any distribution of the liquidated assets.  We have no current plans to issue any additional shares of preferred stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We are including the following discussion to inform you of some of the risks and uncertainties that can affect our company. Various statements contained in this prospectus, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should” and similar expressions to identify forward-looking statements. The forward-looking statements in this prospectus speak only as of the date of this prospectus; we disclaim any obligation to update these statements unless required by applicable securities laws, and we caution you not to rely on them unduly. You are further cautioned that any forward-looking statements are not guarantees of future performance. Our beliefs, expectations and intentions can change as a result of many possible events or factors, not all of which are known to us or are within our control, and a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such factors, risks and uncertainties include, but are not limited to:

•	our dependence on the success of real estate investment programs for generating revenue and raising new capital;

•	our dependence on third-party securities broker-dealers to raise the capital to fund our programs;

•	fluctuation in our cash flow or earnings as a result of any co-investments, especially in the event we are required to make future capital contributions;

•	our reliance on our Chairman and largest stockholder as well as our other key executive officers;

•	conflicts of interest in transactions and arrangements between us, or our directors, officers and affiliates, and our programs, and among our programs;

•	risks related to the real estate industry in general, including risks related to potential increases in interest rates and declines in real estate values; and

•
the other risks identified in this prospectus including, without limitation, those under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

 You should carefully consider these and other factors, risks and uncertainties before you make an investment decision with respect to our common stock.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity, and market size, is based on information from various sources, including Hanshinjung Rating Co., Ltd. (Seoul Korea), Hana Global Appraisal Co., Ltd  (Seoul, Korea), SMS evaluations (Honolulu, Hawaii) and Knowledge Based Consulting (Honolulu, Hawaii), on assumptions that we have made that are based on those data and other similar sources and on our knowledge of the markets for our products and services. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of                      shares of common stock in this offering at an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the front cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $             million, or $             million if the underwriters’ overallotment option is exercised in full. A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by $             million, assuming the number of shares offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions.

The principal purposes of this offering are to increase our capitalization and financial flexibility, increase our visibility in the marketplace and create a public market for our common stock.  As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us of this offering.  However, we currently intend to use the net proceeds we receive from this offering primarily for general corporate purposes, including working capital, sales and marketing activities, real estate development and construction, general and administrative matters, and capital expenditures. We may also use a portion of the net proceeds to acquire approximately 1,000 acres of real property in Hawaii for development that we currently hold an option to purchase.  We will have broad discretion over the uses of the net proceeds in this offering. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future.  Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of April 30, 2012 on:

•	an actual basis; and

•
on a pro forma as adjusted basis to reflect our receipt of the net proceeds from our sale of                      shares of common stock in this offering at an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the front cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

April 30, 2012
	Actual		Pro Forma(1)		Pro Forma as Adjusted(1)(2)
(in thousands, except share and per share data)
Cash and cash equivalents	$		$		$
Current and long-term notes payable		—		—		—
				—		—
Stockholders’ equity (deficit):
Preferred Stock, par value $0.001; no shares authorized, issued and outstanding, actual; shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted		—		—		—
Common stock, $0.001 par value; authorized, issued and outstanding, actual; authorized, issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted
Additional paid-in capital
Accumulated deficit							)
Total stockholders’ equity (deficit)
Total capitalization	$		$		$

(1)
(2)
Each $1.00 increase (decrease) in the assumed initial public offering price of $              per share, the midpoint of the price range reflected on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit), and total capitalization by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of our common stock to be outstanding after this offering is based on 5.5 shares of our common stock outstanding as of April 30, 2012, and excludes:

•	1,916,800 shares of commons stock that we anticipate issuing in the Regulation S Offering;

•	shares of common stock reserved for future issuance under our 2012 Equity Stock Incentive Plan, which will become effective in connection with this offering;

•	shares of common stock reserved for future issuance under our 2012 Employee Stock Purchase Plan, which will become effective in connection with this offering; and

•
shares that become available under our 2012 Equity Stock Incentive Plan and 2012 Employee Stock Purchase Plan, pursuant to provisions thereof that automatically increase the share reserves under the plans each year, as more fully described in “Management—Employee Benefit Plans.”

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the amount per share paid by purchasers of shares of common stock in this initial public offering and the pro forma as adjusted net tangible book value per share of common stock immediately after this offering.

 As of April 30, 2012, our pro forma net tangible book value was approximately $            million, or $             per share of common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding as of April 30, 2012, assuming the conversion of all outstanding shares of our convertible preferred stock.

 After giving effect to our sale in this offering of                       shares of our common stock, at an assumed initial public offering price of $              per share, the midpoint of the price range reflected on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of April 30, 2012 would have been approximately $              million, or $              per share of our common stock. This represents an immediate increase in pro forma net tangible book value of $             per share to our existing stockholders and an immediate dilution of $             per share to investors purchasing shares in this offering.

 The following table illustrates this dilution:

Assumed initial public offering price per share		$
Net tangible book value per share as of April 30, 2012	$
Decrease per share attributable to conversion of convertible preferred stock
Pro forma net tangible book value per share as of April 30, 2012, before giving effect to this offering
Increase per share attributable to this offering

Pro forma net tangible book value, as adjusted to give effect to this offering			$

Dilution in pro forma net tangible book value per share to new investors in this offering			$

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share, the midpoint of the price range reflected on the cover page of this prospectus, would increase (decrease) our pro forma net tangible book value, as adjusted to give effect to this offering, by $             per share, the increase (decrease) attributable to this offering by $              per share, and the dilution in pro forma as adjusted net tangible book value per share to new investors in this offering by $             per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us.

 If the underwriters exercise their over-allotment option in full, the pro forma net tangible book value per share of our common stock after giving effect to this offering would be $             per share, and the dilution in net tangible book value per share to investors in this offering would be $              per share.

The following table summarizes, on a pro forma as adjusted basis as of April 30, 2012 after giving effect to (i) the automatic conversion of all of our convertible preferred stock into common stock and the effectiveness of our amended and restated certificate of incorporation, and (ii) this offering on an assumed initial public offering price of $             per share, the midpoint of the price range reflected on the cover page of this prospectus, the difference between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid, before deducting estimated underwriting discounts and commissions and estimated offering expenses:

	Shares Purchased			Total Consideration
	Number	Percent		Amount	Percent		Average Price Per Share
Existing stockholders			%	$		%	$
New public investors
Total		100.0%		$	100.0%

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share, the midpoint of the price range reflected on the cover page of this prospectus, would increase (decrease) total consideration paid by new investors and total consideration paid by all stockholders by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

 To the extent that any outstanding options are exercised, investors will experience further dilution.

 Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ over-allotment option. If the underwriters exercise their over-allotment option in full, our existing stockholders would own             % and our new investors would own             % of the total number of shares of our common stock outstanding upon the completion of this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read together with our financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The selected financial data in this section is not intended to replace our financial statements and the related notes. Our historical results are not necessarily indicative of our future results.

We derived the consolidated statements of operations data for fiscal 2009, 2010 and 2011 and the consolidated balance sheet data as of October 31, 2010 and 2011 from our audited consolidated financial statements appearing elsewhere in this prospectus. The consolidated balance sheet data as of October 31, 2009 is derived from our audited consolidated financial statements, which are not included in this prospectus.

[INSERT FINANCIAL INFORMATION]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and related notes that are included elsewhere in this prospectus. The last day of our fiscal year is October 31. Our fiscal quarters end on January 31, April 30, July 31, and October 31. Fiscal 2012, our current fiscal year, will end on October 31, 2012. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus.

[TO BE COMPLETED]

BUSINESS
Overview

We are a real estate development, syndication, asset management and services firm. We sponsor real estate investment programs to provide investors with the opportunity to acquire undivided fractional interests in unimproved real property intended to be developed and sold at a profit.  Specifically, we purchase parcels of unimproved land, divide those parcels into units of undivided interest with individual land titles, and sell those undivided land fractions, or ULFs, to investors at a price anticipated to be higher than our acquisition cost.  After a portion of the real property has been sold to investors, or syndicated, through an ULF program, we work with engineers, planners and architects to get the approvals and plans required to develop the property, thereby increasing the value of the land.  We also locate and facilitate the engagement of homebuilders and other developers necessary to construct improvements on the property, thereby further increasing the aggregate value of the property for the benefit of the investors participating in the applicable ULF program.

Currently, our ULF program is designed to require each purchaser of ULFs to (i) execute a tri-party joint development agreement with us and a builder designated by us to construct improvements on the property, which we will oversee as the master developer under the joint development agreement, and (ii) contribute that purchaser’s ULFs, together with the joint development agreement, to a trust, or ULF Trust, managed by an independent trustee for the benefit of all ULF purchasers.  The trustee will issue beneficial interests in the ULF Trust to the ULF purchaser in exchange for his or her contribution of ULFs and the joint development agreement to the ULF Trust.

We expect to generate revenue through our sale of ULFs at a profit and through sharing in a portion of the profits, if any, to be generated from the ultimate sale of the improved property to end-users, residential or commercial builders, as applicable.    In exchange for receiving the ULF sales price and a share of the “back-end profits,” if any, we are responsible for arranging and overseeing the completion of a wide range of activities, including overseeing and facilitating the design, engineering and grading of the unimproved land; overseeing the construction of public infrastructure such as streets, utilities and public facilities; and overseeing the finishing of individual lots for home sites or other facilities.  In connection with any master-planned community, we intend to prepare and oversee the implementation of plans that provide for infrastructure, neighborhoods, commercial and industrial areas, educational and other institutional or public facilities, adequate water supply, as well as open space, in compliance with regulations regarding reduction in emissions of greenhouse gasses.  Once preliminary plans have been prepared, numerous governmental approvals, licenses, permits and agreements, referred to as “entitlements,” must be obtained before development and construction may commence.  These often involve a number of different governmental jurisdictions and agencies, challenges through litigation, considerable risk and expense, and substantial delays.  Unless and until the requisite entitlements are received and substantial work has been commenced in reliance upon such entitlements, a developer generally does not have full “vested rights” to develop a project, and as a result, allocation of acreage between developable and non-developable land may change.  In addition, as a precondition to receipt of building-related permits, master-planned communities in Hawaii are typically required to pay impact and capacity fees, or to otherwise satisfy mitigation requirements.

These processes normally take 3 to 5 years. The ULF purchasers are expected to recover their investment by sharing in the profits generated by the ULF Trust’s sale of the improved property.

As of the date of this prospectus, we raised capital for our first ULF program, commonly known as “The Villages at Aina Le’a,” or the Aina Le’a Project,  through an exclusive marketing agreement with Capital Asia Group Pte., Ltd., a land banking company headquartered in Singapore.  We intend to develop an extensive network of broker-dealer relationships in the future as our ULF programs gains market acceptance.  Since our inception in 2009, we have raised over $39 million of equity capital for the Aina Le’a Project from approximately 921 ULF purchasers. For the year ended October 31, 2011, we generated pro forma revenue of $12.5 million and pro forma income from continuing operations of $4.9 million.

Our ULF programs are marketed as securities and we must comply with federal, state and foreign securities laws in connection with our offer and sale of ULFs.  For example, we registered the offer and sale of ULFs for the Aina Le’a Project with the State of Hawaii on October 16, 2009, and began selling ULFs for the Aina Lea Project on December 11, 2009.

Before we invest in a particular city or county, our management team generally evaluates the following attributes:

•	Economic climate (developing and growing);

•	Industrial spending (Industrial expansion or increase in spending);

•	Job creation (The industries expanding and job availabilities are increasing. Household income is showing the sign of increasing.);

•	Increase in immigration (Due to lots of job available and shortage of labor, skill workers are moving from other provinces or other countries.); and

•	Political climate (Government is very supportive).

During the next two to three years, we intend to focus primarily on overseeing the development, construction and sale of single-family homes and townhomes in the residential community commonly known as “The Villages of Aina Le’a,” located on the Island of Hawaii, in the State of Hawaii, for which we are entitled to receive a portion of the back-end profit, if any.  Our long-term plan, however, is to expand our business by entering other markets in the Western United States within the next three to five years.  We target these markets because we believe that our ULF program is best suited to areas containing significant volumes of undeveloped land along the inevitable “paths of progress” of the development of major western U.S. metropolitan areas.  Older, more densely populated, regions of the United States (such as the northeastern U.S.) typically offer only “in fill” development opportunities consisting of small tracts that are being repurposed or, for whatever reason, have not previously been developed.  The latter types of opportunities do not fit within our business strategy.

Generally, we execute our business strategy in the following manner:

•	Acquiring options on, or contract to purchase, desirable development property.

•	Researching and planning real estate projects to serve the local market.

•	Developing a project business plan and filing for sub-division of the property into buildable parcels.

•	Selling ULF in the buildable parcels to investors participating in the applicable ULF program for such parcels.

•	Using a portion of the ULF sale proceeds to fund the engineering and infrastructure development of the land parcels to bridge anticipated community facilities district bond financing, if any.

•	Selecting and employing an infrastructure engineering company and an infrastructure contractor.

•
Overseeing the development and/or construction of the projects underlying the ULF programs and participating in profits, if any, relating to such property through sales of parcels to builders or through joint ventures with selected builders.

•	Assisting in the sale the builders’ homes or commercial buildings.

Our Initial Project -- The Villages of Aina Le’a

For our first ULF program, we took our own parcel of land, identified as Lot D-1-B (“Land”), consisting of 27 lots aggregating 61.37 acres in Waikoloa, South Kohala, on the Island of Hawaii in the State of Hawaii, where we were building a residential multifamily town home condominium project (with each lot being developed as a separate single-lot project or a phase of a multi-lot project), pursuant to Hawaii Revised Statutes Chapter 514B, as amended (“Condo Town Home Project”).  We anticipate that the town home units in the Condo Town Home Project will be offered for sale to low and moderate income families to satisfy State and County of Hawaii affordable housing requirements imposed on the Land and the surrounding planned community described below. The remaining portion of the Land is intended to be subdivided into an additional seventy (70) lots that will be developed separately under an additional ULF program. The 70-lot portion of the Land is expected to be comprised of approximately twenty-one (21) acres located on the east side of the Land, and the 27-lot portion of the Land is expected to be comprised of approximately forty (40) acres.  The Land is located within a 1,092-acre master planned community known as “The Villages of Aina Le’a.”

Other than the 61.37 acres, the master planned community is currently owned by an unrelated entity, Bridge Aina Le’a, LLC, or Bridge Aina Le’a.  Our majority shareholder, DW Aina Le’a Development, LLC has an option to purchase, in phases, the balance of the property from Bridge Aina Le’a comprising the Villages at Aina Le’a at a purchase price of $35 million. DW Aina Le’a Development, LLC assigned its rights to purchase the balance of the property under that option to us in June 2012, other than the right to purchase the parcel zoned for commercial use which it has retained.   We anticipate that The Villages of Aina Le’a will provide us with land development parcels (and ULF inventory) for at least the next 10 years.  A considerable amount of the infrastructure currently under construction also benefits the optioned land held by DW Aina Le’a Development LLC.

In 2009, we entered into an exclusive marketing arrangement with Capital Asia Group Management Pte. Ltd. of Singapore (“CAGM”), which, pursuant to a registered Public Offering Statement in Hawaii, allowed us to begin selling 4,320 ULFs in the Land to purchasers, with each ULF interest equal to a 0.02314% or 1/4,320 undivided fee interest in the Land.  ULFs purchased by a purchaser are identified by a single undivided land fraction number. Upon a purchaser’s acquisition of an ULF, the purchaser will contribute the ULF to a land trust, whereupon the trustee of the land trust will hold legal and equitable title to the ULF, and each purchaser will then become a beneficiary under the land trust, as the owner of a beneficial interest in the land trust. Such ownership of a beneficial interest is personal property.  The current ULFs have been transferred into the Aina Le’a Land Trust Number One.  The trustee is HRD Services, Ltd (an affiliate of Hill International, Inc (NYSE-HILL).  HRD Services, Ltd Trustee is Irv Richter.  Mr. Richter has extensive construction oversight background gained from his many years of experience as CEO and Chairman of Hill International, Inc, a construction dispute resolution company.  The trustee has authority to act for the beneficiaries who have transferred their ULFs into the trust. The trustee is expected to sign all documentation including any and all mortgages and property sale documents.

Upon completion and an ultimate sale of a townhome to an end user, the original ULF purchaser (now a beneficiary of the land trust) is expected to receive his or her initial investment amount plus a fixed return, as set forth in the investment documents.

We have received approximately $39 million in financing through April 30, 2012 for the Condo Town Home Project from the sale of ULFs to approximately 921 investors from Singapore, Malaysia, Hong Kong, Japan, Australia and Indonesia.  The proceeds have been used to fund the development of the Land.  We intend to use the proceeds from this offering to exercise our option to purchase an additional 1,000 acres within the Aina Le’a Project from DW Aina Le’a Development, LLC, our majority shareholder, which we will then resell pursuant to an ULF program. This additional ULF program is expected to include the construction of a medical campus, an executive office campus, a golf facility for internationally televised golf tournaments, luxury and local community shopping, an entertainment center and 1,945 luxury home sites.

We commenced the development of the Aina Le’a Project in 2009.  We currently are managing the development of 432 townhome lots for the ULF Trusts and are developing 70 single-family luxury lots for our company.  Our ULF investors have purchased 416 townhome lots and have entered into joint venture building agreements with TrueStyle Pacific Builders, LLC and our company to build and sell 432 three and four-bedroom townhomes at prices of $329,500 to $625,000 per townhome.  These ULFs and related contract rights have been contributed to one or more land trusts, including Aina Le’a Land Trust No. 1.  Each land trust holding the ULFs will receive $12,500 from each townhome sale at the time of closing of the sale of the townhome to a buyer.  As of the date of this prospectus, the ULF Trusts have an aggregate 143 reservations for purchase of the townhomes currently under construction.

We have completed the engineering for the infrastructure needed to complete the townhomes and have completed and filed the architectural design for a Planned Unit Development of 70 single-family home lots.  A current appraisal by Lawrence Valuation Services values the 432 townhome lots and the  70 single family lots owned by us at $86 million.  We anticipate that an additional $6.5 million is required to complete the infrastructure to achieve the full $86 million land value.  The project is expected to yield a net completed land value in excess of $1.1 million per acre.

As an added potential benefit of our East Asian-focused ULF sales program, we believe that our East Asian ULF Trust interest holders are also ideally suited to introduce “The Villages of Aina Le’a” to prospective homebuyers, commercial real estate buyers and retail operators throughout East Asia.  We believe that Capital Asia’s extensive network of ULF investors will enable our company to access buyers in China, Japan, Korea and other Asian markets, as well as to benefit from our ULF Trust interest holders input into residential product planning that appeals to potential buyers.

We believe that our land acquisition expertise along with our capital raising relationship with Capital Asia will allow us to acquire, sell through our ULF programs, and manage the development of desirable residential communities and to enable our ULF programs to become both a preferred supplier of finished lots and a joint venture partner to regional and national homebuilders, the results of which we believe will accelerate absorption of these residential communities and contribute to the growth of our company.

Company Strengths

           Strategic Relationship with Capital Asia Group.  We have a strategic relationship with Capital Asia Group, Pte., Ltd.  For the year ended October 31, 2011, we sold over 1,300 ULFs to approximately 370 different investors referred by Capital Asia for our Aina Le’a Project.  We believe that Capital Asia’s depth of access to investor capital is a valuable resource that facilitates the capital raises needed for the ULF programs we sponsor.

Experienced management team.  We have a seasoned executive management team with significant experience in senior management of SEC-registered companies. Our Chairman, Chief Executive Officer and largest stockholder has over 40 years experience in originating and structuring real estate transactions, including raising capital, and in asset and property management.

           Ability to generate revenues for our services.  We provide our programs with a full range of real estate services, and we expect to generate revenues for these services based on a percentage of the profit generated, if any, from the sale of a property. We provide our programs with the following services:

•	structuring transactions, including locating and negotiating strategic and other arrangements with commercial and residential builders;

•	overseeing the construction and development of the properties in our programs; and

•	assisting with the disposition of the properties in our programs.

           Strong capital base.  As a result of our operating history and relationship with Capital Asia, we historically have had access to financing that we believe may not be available to less-developed sponsors.

Market Opportunities

Our financing strategy of securing cash flow through ULF sales (and their subsequent contribution to land trusts) enables our company to engage in cost effective “development land banking” operations that would be prohibitive to companies attempting to engage in long term land development financed by debt or by institutional partners seeking high level of return on investment.  Our acquisition and development strategy, as opposed to outright land speculation, involves acquiring real property, dividing that property into undivided land fractions, or ULFs, for sale to investors at a price higher than our acquisition cost, and thereafter managing the development of the property for a specific use – actively creating and fostering a market for the land by (a) improving its permitted legal use (zoning and entitlements), (b) improving physical access and access to utilities, and (c) incubating initial uses for the land by facilitating on behalf of the ULF Trusts (through joint ventures with builders) the construction and sales/rental of homes and other real estate property types.

Most land developers attempt to shorten the time frame between the acquisition and development of raw land, and its eventual sale to builders and other end users, in order to minimize the capital costs of their operations.  This is often accomplished through long term option contracts and/or delayed payment mechanisms requiring the seller to remain in ownership through much of the pre-development process.  We believe that this often results in land developers eschewing opportunities to acquire land, for immediate cash payment at lower prices, that may involve longer time frames to develop and sell, resulting in a substantial gap in raw land prices between immediately developable land and land that can be acquired at low cost but ties up capital for longer periods of time.

With the collapse in residential land prices in the United States, the foregoing gap has grown even wider as a dearth of investment capital (and nearly a complete absence of Acquisition and Development Loans) has limited the practical time horizon of residential land development transactions to an average of three years or so.  Our management believes that because of high return demands by institutional investors, holding periods that extend beyond a few years would render most conventional land banking transactions unprofitable.

ULF sales, typically to non-institutional investors with lower return expectations, gives our company the ability to fund our acquisition and development costs essentially by bringing in co-investors in a portion of our land inventory at a higher price than our acquisition cost.  Our ULF investors enjoy the opportunity to participate with us in any land profit recognized when the lots are built upon and sold to end users (homeowners or rental property owners) but returns to ULF investors (through the respective land trusts to which they contribute the ULFs) are capped at a fixed dollar amount per ULF interest held by the land trust (the “Contracted ULF Future Value”).

Accordingly, our unique financing strategy allows our company to pursue land acquisition and development transactions of longer duration that are not pursued by most land developers and are therefore available to us at considerably lower unit costs.

Our Business Strategy

Our business strategy is focused on three segments:

•	Land acquisition;

•	Planning & infrastructure development; and

•	Managing the improvement of real property in our ULF programs.

We execute our business through the following steps:

•	Acquire an option or purchase contract of desirable development property.

•	Research and plan the real estate projects to serve the local market.

•	Develop a business plan and file for sub-division of the property into buildable parcels.

•	Fund the engineering and infrastructure development through the sale of undivided land fractional (ULF) ownership interests in the land parcels.

•	Select and employ an infrastructure engineering company and an infrastructure contractor.

•	Select and oversee relationship between the ULF Trusts and builders.

•	Assist in the sale of builder’s homes or commercial buildings.

Land Acquisition and Development

Land Acquisition Strategy

Our strategy is to find entitled land on which residential communities can be developed for acquisition and to obtain capital from buyers of undivided land fractions for the development of the communities and the construction of homes and other improvements thereon.  We intend to purchase land at attractive pre-development prices and to develop the land into building lots that are joint-ventured with select builders on a specific profit return from the sale of the homes.  We intend to also sell developed lots directly to national and regional homebuilders.

We research and negotiate for entitled land to enable us to define the  limits under which our capital and the capital of our Undivided Fractional Owners will be employed.  The estimated time frames for the return of capital under our Joint Development Leases is dependent on the planning design time prior to the builder constructing the home for sale.

We expect that a substantial portion of our future revenues will be generated through the development of residential communities, sales of developed lots primarily to national and regional homebuilders, and sales of attached and detached homes from our joint ventures.  Our anticipated land sales will include sections of lots that are ready for immediate home construction with all infrastructure in place, as well as sections of lots that have all necessary approvals to begin construction but have yet to be physically improved.  While we anticipate that the majority of our revenues will come from sales to national and regional homebuilders, we also expect additional revenues from the sale of lots and homebuilding services to smaller, local builders.  Lot sales to local builders will typically involve fewer lots per transaction than sales to larger national and regional companies.

We plan to support the purchase of land and development of our communities with specific analysis of our target markets.  Our analysis will go beyond benchmarking the current competition in the marketplace.  We intend to use more thorough research processes used within the auto, retail and banking industries.  For example, successful automakers target their products to a type of consumer, based on the consumer’s age range, family and lifestyle attributes.  We will utilize a similar approach, gathering consumer preference data and customizing our product offerings for a variety of buyer segments.  We strive to attract a diverse group of buyers by designing multi-product neighborhoods within each community that will be desirable for homebuyers at differing income levels and with different needs.  By providing a more customized product mix of varying lot sizes and amenities in our communities and addressing underserved segments, we believe we can accelerate the absorption of our subdivisions and earn superior returns for our stockholders.

Our Fractional Land Sales Program

We expect to use our available assets (primarily capital raised from offshore investors through our ULF sales program) and the proceeds of this offering for future land acquisitions and to complete the infrastructure development for the Aina Le’a Project.

We develop plans and designs for the use of specific land parcels within the community.  The building lots within the specific land parcels are planned.  We file a Public Offering Statement with the State of Hawaii disclosing the use of the building lots.  Upon filing, we offer investors fractional ownership of the parcel.  The fractional ownership interests are based upon a fraction of the planned building lots.  In Lulana Gardens 4,320 ULFs representing 432 town home building lot are being purchased by investors.

Once the deed is recorded in the name of the ULF purchaser, the ULF owner enters into a Joint Development Agreement/Lease of Undivided Fractional Land with a builder and Aina Le’a, Inc.  The Undivided Land Fraction Owner transfers his/her deed together with the Joint Development Lease into a ULF Trust whereby the trustee, through our management, oversees the development and sale of homes built on the consolidated ULF Trust property.

In the Joint Development Agreement/Lease of ULF the owner/buyer of the ULF receives a fixed purchase price within 30 months.  If the townhome which is built on the ULF Trust land is not sold within 30 months, the sale price of the ULF unit escalates by one percent per month until the land is sold.

Land Development and Related Services

In tandem with our land acquisition efforts and based upon our strategic market analysis, we plan to subcontract for the preparation of land for development.  We seek to add value to the land through the process of infrastructure development, which may include permitting and constructing water and wastewater infrastructure, master-planning of the community, and the construction of roads and community amenities.  We also plan to sell entitled land to others for development.  Entitled land is land subject to development agreements, tentative maps or recorded plats, depending on the jurisdiction within which the land is located.  We anticipate offering assistance and site-specific analysis to land owners desiring to maximize land values.  Such analysis can help owners design neighborhoods with pocket parks, natural space and varying lot sizes to attract a broader range of buyers, accelerating the absorption of the subdivision and thereby maximizing value.

In conjunction with our land acquisition activities, we expect a portion of our land revenues to come from sales of entitled land, developed land and bulk lot sales.  To date, our revenues have been derived from the sales of Undivided Land Fractional lots to the holders of the ULF Trust Interests.  The revenue from these sales has been consolidated into our results.  We expect that sales of large parcels of land and sections of developed lots will be sporadic, resulting in fluctuations in our revenues and gross margins, while the sale of parcels of developed lots and Joint Development Lease sales with homebuilders will be less volatile.

Current and Future Properties

The Villages of Aina Le’a

We currently own approximately 61.37 acres of land in the 1,092-acre development known as “The Villages of Aina Le’a.”  We have an option to acquire in installments additional parcels for building of a commercial center, a medical facility, golf condominium community and luxury housing.  We expect to develop lots to accommodate 440,000 square feet of commercial office and retail structures and more than 1,945 residential building lots in “The Villages of Aina Le’a.”

We commenced the development of this project in 2009.  We are managing the development of 432 townhome lots and 70 single-family luxury lots.  Our offshore ULF investors have purchased 416 townhome lots and have entered into Joint Development Agreement/Leases and building agreements with TrueStyle Pacific Builders, LLC and us to build and sell 432 three- and four-bedroom townhomes at prices of $329,500 to $615,000 per townhome.  The ULF investors are expected to receive $12,500 (for each ULF owned) from each townhome sale at the time of closing of the sale of the townhome to a buyer, regardless of the selling price.  As of the date of this prospectus, we have 143 reservations for purchase of the townhomes currently under construction.

We have completed the engineering for the infrastructure needed to complete the townhomes and have completed and filed the architectural design for a Planned Unit Development of 70 single-family home lots.  A current appraisal by Lawrence Valuation Services values the 432 townhome lots and the 70 single family lots in our 61.3 acre property in The Villages of Aina Le’a at $86 million.  We anticipate that an additional $6.5 million is required to complete the infrastructure to achieve the full $86 million land value.  The project thereby yields a net completed land value in excess of $1.1 million per acre.

Lulana Gardens -- Lulana Gardens is the residential community designed for families.  The 432 townhomes have the latest energy saving appliances, low maintenance exteriors and roofs, private lani gardens, covered car ports and each townhome fronts on an open space park area.  The townhomes are three-bedroom, two-and-a-half bath homes of 1,935 square feet and four-bedroom, two-and-a-half bath homes of 2,356 square feet.  The homes are approved for 3.5% FHA financing and sell at the County of Hawaii pricing for locals.  Current pricing is $329,500 for the three-bedroom townhome and $359,000 for the four-bedroom townhome.  These prices are introductory prices which will be increased in 2012.  We have development on a total of 310 lots and have 132 lots remaining.

Ho’olei Village -- Ho’olei (Crown of Flowers) Village is a luxury home building area consisting of 70 single family residential building lots which will be sold to builders.  The lots overlook the Pacific Ocean with great views of the ocean and the immediate shore line.  The lots are in the sub-division approval process and when completed the lots will be listed for sale to builders at prices from $300,000 to $750,000 per lot.  A considerable amount of the infrastructure for Ho’olei Village is developed with the infrastructure for Lulana Gardens.  We are engineering and planning the development on the total of 70 lots.

Hawaiian Housing Demand

In the period 2000 to 2010 the population of Hawaii grew at an average annual percentage rate of 1.23% per year.  According to Table 2 of the Hawaii Housing Planning Study prepared for the State of Hawaii by SMS Research & Marketing Services, Inc., dated November 2011 (the “SMS Study”), the County of Hawaii in which our project is located grew in the same period at an average of 2.4% per year for the same period.    The growth in Hawaii results in 60,000 to 75,000 homes will change hands in the period 2012 to 2016 of which 50,000 will need to be supplied by new homes.

Crowding and doubling up of families continues to push demand as 30% of Hawaii’s households were either crowding or doubling up according to Table 6 of the SMS Study.  Also, the SMS Study indicates that 38,116  Hawaiian households plan to move to another home. 17,412 of those potential buyers are located on the Island of Hawaii. 68% of the buyers in Hawaii prefer single family homes over condos or rental units.  The median sales price for Hawaiian single family homes in 2011 was $513,300 and the median sales price for condominiums in 2011 was $315,800.

The core of our business plan is to secure land strategically, based on our understanding of population growth patterns and infrastructure development and surrounding housing values.  We believe that our management team has the expertise to acquire large tracts of land, and get them entitled in a relatively short time frame.  In our opinion, this creates an opportunity for us to secure high-quality tracts that may have been overlooked.  We expect to finance our  acquisition and development activities with capital from our fractional land sales program.

Additionally, we have developed a set of guidelines which address environmental responsiveness, resource efficiency, and cultural sensitivity.  Some of our guidelines are:

•	planning of home site orientation;

•	preserving natural open space;

•	respecting Conservation Easements;

•	connecting and enhancing our communities with walking and biking paths that provide easy access for meeting neighbors;

•	reserving land to provide public space for neighborhood public gardens;

•	establishing common areas irrigated with “gray water” along with rainwater collection and drip irrigation systems that will help minimize water usage;

•	ensuring that storm water runoff is filtered and/or treated by the use of wet ponds and vegetative filter strips prior to its release;

•	respecting the local history of the land and cultural diversity;

•	creating mixed-used communities that encourage foot traffic with less vehicular traffic; and

•	seeking opportunities to enhance our relationships with builders, partners, governmental agencies, and partnerships with environmental and community-based organizations.

Western United States

We are pursuing a strategic expansion philosophy based on potential growth opportunities within what we believe are the growth areas in the Western United States.  We plan to grow by investing available capital in our existing market and into operations and strategic acquisitions in new markets.  After reviewing the market activity in the top ten sub-markets, we believe that within the next two to five years we can expand into two to five markets that have shown the following trends:

•	a rebound and growth in the employment rate over the past three to five years;

•	an unemployment rate below the national average;

•	positive population growth rates greater than the national average;

•	an increase in average home prices;

•	the presence of internationally recognized builders that have been active for a considerable amount of time

•	being rated in the top 10 cities with the best growth rate; and

•	being rated in the top 10 cities moving in the direction of being environmentally sensitive either in their governmental attitudes or in their planning and entitlement processes for each city.

We believe that preliminary markets outside Hawaii that exemplify the criteria above are:  California, Nevada, Arizona, Utah and Oregon.  These markets will allow geographic diversification in our sources of revenues and earnings.  We believe this diversification strategy will mitigate the effects of regional economic cycles and position us for greater future growth.  Through strategic acquisitions in markets with the qualifications above we hope to gain established land positions and inventories; existing relationships with local governments, land owners, and developers; and a positive impact on our sources of revenues.

Homebuilding

We cause homebuilding operations to occur through joint ventures between the ULF Trusts and selected, local homebuilders to construct and market attached and detached homes in the residential communities we sponsor under our ULF programs.  We carefully select homebuilders to meet the specific needs of each village within our communities.  Each ULF Trust, builder and our company enter into a written Joint Development Agreement which requires the ULF Trust and our company to provide the developed lots to the builder.  The builder has a fixed price agreement with us.  Upon the sale of the home, the Joint Development Agreement provides for a fixed price to the ULF Trust in exchange for the  ULF Trust’s selling the underlying land lot with the townhome, a fixed price to the builder, and the balance to us.

Each builder under the joint development agreement generally functions as a general contractor, subcontracting the construction activities for our projects.  We manage these activities with on-site supervisory personnel and informational and management control systems.  We engage independent architectural, design, engineering and other consulting firms to assist in project planning.  We do not have long-term contractual commitments with the subcontractors, consultants or suppliers of materials, who are generally selected on a competitive bid basis for the ULF Trusts.  Under the Joint Development agreement, each builder engages subcontractors for site improvement and for virtually all of the work involved in the construction of homes.  It is our general practice to have each builder commit to complete the specified work in accordance with written price schedules.  These price schedules normally change to meet fluctuations in labor and material costs.  We expect the builders to construct a home in approximately six to twelve  months, depending upon design, the availability of raw materials and supplies, governmental approvals, local labor situation, time of year and other factors.

We also intend to select homebuilders that will build affordable, sustainable homes that deliver significant energy and cost savings in home maintenance and operation.  Green building today is most often thought of in terms of products and technology.  True green building demands an integrated approach to the entire business from land planning and plan design to administration procedures and field processes.  We start the homebuilding process by implementing green practices and products that are both affordable, and work together as a system to deliver a sustainable value for the customer.

Sales and Marketing

Currently, we market and sell our ULFs in Asia through an exclusive marketing and sales agreement we have with Capital Asia Group Management Pte., Ltd., or Capital Asia.  Capital Asia is located in Singapore and  receives compensation from the sale of ULFs solely to  individuals located in Asia.

We intend to develop an extensive network of additional marketing and sales agents for our ULF program, which we expect will lead to more ULF sales and revenues.

Competition

We believe there are only limited barriers to entry in our business. Current and future competitors may have more resources than we have. Our programs face competition generally from REITs, institutional pension plans and other public and private real estate companies and private real estate investors for the acquisition of properties and for raising capital to create programs to make these acquisitions. In transaction services, we face competition with other real estate firms in the acquisition and disposition of properties, and we also compete with other sponsors of real estate investor programs for investors to provide the capital to allow us to make these investments. We also compete against other real estate companies who may be chosen by a broker-dealer as an investment platform instead of us. In management services, we compete with other properties for viable investors for our programs’ properties. We also believe that our broker dealers compete, or will compete, with institutions that provide or arrange for other types of financing through private or public offerings of equity or debt and from traditional bank financings.

Real estate development is a highly competitive business.  We compete with numerous developers, builders and others for the acquisition of property.   Currently, we are unaware of any companies that engage in the land syndication business in Hawaii at this time. However, there can be no assurance that companies will not begin engaging in this business in Hawaii, and as we attempt to expand our operations we will certainly be competing with other business ranging from large multinational corporations to small start up business such as ourselves.  See Risk Factors - Increasing competition for the acquisition of real estate may impede our ability to make future acquisitions which would reduce the sales profit and fees we generate from these programs and could adversely affect our operating results and financial condition, on page 11.

Many of our competitors may have longer operating histories, better brand recognition and greater financial resources than we do.  To successfully compete in our industry we will need to:

•	Ensure that investments in our projects are affordable;

•	That we only invest in properties in well-priced locations;

•	That our investment strategy is simple to understand; and

•	That we provide outstanding customer service and rigid integrity in our business dealings.

However, there can be no assurance that even if we do these things we will be able to compete effectively with the other companies in our industry. We believe that we have the required management expertise in sourcing properties with good development potential and affordable price.

We are committed to work and communicate with our investors and sales consultants to identify their goals and needs which will make it easier to continually provide them with the best products and services.

Intellectual Property

We have a trademark for our mark “Aina Le.”  We do not have any other intellectual property.

Research and Development

We did not incur any research and development expenses during the years ended October 31, 2011, 2010 and 2009.

Government Regulations

Securities Laws

Under the current law in Hawaii, syndicating land to various investors requires government approval.

Real Property Development

Land development permits and approvals are required to develop real property. These permits and approvals will vary depending on the land that is being developed.

The residential real estate development industry is subject to substantial environmental, building, construction, zoning and real estate regulations that are imposed by various federal, state and local authorities.  In developing a community, we must obtain the approval of numerous government agencies regarding such matters as permitted land uses, housing density, the installation of utility services (such as water, sewer, gas, electric, telephone and cable television) and the dedication of acreage for open space, parks, schools and other community purposes.  Regulations affect homebuilding by specifying, among other things, the type and quality of building materials that must be used, certain aspects of land use and building design and the manner in which homebuilders may conduct their sales, operations, and overall relationships with potential home buyers.  Furthermore, changes in prevailing local circumstances or applicable laws may require additional approvals, or modifications of approvals previously obtained.  See Risk Factors - Land development permits and approvals are required to develop real property. These permits and approvals will vary depending on the land that is being developed, page 12.

Timing of the initiation and completion of development projects depends upon receipt of necessary authorizations and approvals.  Because of the provisional nature of these approvals and the concerns of various environmental and public interest groups, the approval process can be delayed by withdrawals or modifications of preliminary approvals and by litigation and appeals challenging development rights. Our ability to develop projects could be delayed or prevented due to litigation challenging previously obtained governmental approvals. We also may be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or "slow-growth" or "no-growth" initiatives that could be implemented in the future.  Such delays could adversely affect our ability to complete our projects, significantly increase the costs of doing so or drive potential customers to purchase competitors’ products.

Transaction and Management Services

 We and our brokers, salespersons and, in some instances, property managers are regulated by the states in which we do business. These regulations may include licensing procedures, prescribed professional responsibilities and anti-fraud provisions. Our activities are also subject to various local, state, national and international jurisdictions’ fair advertising, trade, housing and real estate settlement laws and regulations and are affected by laws and regulations relating to real estate and real estate finance and development.

Environmental Compliance

We generally undertake a third-party Phase I investigation of potential environmental risks when evaluating an acquisition. A “Phase I investigation” is an investigation for the presence or likely presence of hazardous substances or petroleum products under conditions that indicate an existing release, a post release or a material threat of a release. A Phase I investigation does not typically include any sampling. Our programs may acquire a property with environmental contamination, subject to a determination of the level of risk and potential cost of remediation. We have completed an Environmental Impact Statement for our “The Village of Aina Le’a” project in Hawaii which analyzes the affects on the surrounding community and land.  The report and plan has been accepted by the County of Hawaii and published by the State of Hawaii for references in State Agencies and libraries.

Federal, state and local laws and regulations impose environmental zoning restrictions, use controls, disclosure obligations and other restrictions that impact the management, development, use or sale of real estate. Such laws and regulations tend to discourage sales [and leasing] activities with respect to some properties. If transactions in which we are involved are delayed or abandoned as a result of these restrictions, our business could be adversely affected. In addition, a failure by us to disclose environmental concerns in connection with the sale of ULFs to investors in one of our programs or in connection with a real estate transaction conducted by one of our programs may subject our company or that program to liability to a buyer or lessee of property. See Risk Factors -- -- Environmental regulations may adversely impact our business or cause us to incur costs for cleanup of hazardous substances or wastes or other environmental liabilities,  on page 12.

 Various environmental laws and regulations also can impose liability for the costs of investigating or remediating hazardous or toxic substances at sites currently or formerly owned or operated by a party, or at off-site locations to which such party sent wastes for disposal. As a property manager, we could be held liable as an operator for any such contamination, even if the original activity was legal and we had no knowledge of, or did not cause, the release or contamination. Further, because liability under some of these laws is joint and several, we could be held responsible for more than our share, or even all, of the costs for such contaminated site if the other responsible parties are unable to pay.  Similarly, we are generally obliged, under the debt financing arrangements on the properties owned by us, to provide an indemnity to the lenders for environmental liabilities and to remediate any environmental problems that might arise. Insurance for these matters may not always be available, or sufficient to cover our losses.

Employees

As of April 30, 2012, we had five full time employees, including three in general and administrative and two in operations.  All five employees were in the United States.  We also engage a number of temporary employees and consultants.  None of our employees are represented by a labor union or is a party to a collective bargaining agreement.  We believe our employee relations are good and we have not experienced any work stoppages.

 Facilities

We currently lease approximately 870 square feet of space for our corporate headquarters at 201 Waikoloa Beach Drive, #2F17, Waikoloa, Hawaii 96738 under a sublease agreement that expires February 28, 2013, but which may be extended on a month-to-month basis thereafter.  Our annual rent under the sublease is approximately $20,000.  We also maintain our construction site headquarters in an office consisting of approximately 1596 square feet in a building we own located at 68-4747 Queen Ka’ahumanu Highway, Hawaii.  We believe our facilities are adequate for our current needs and for the foreseeable future.

Legal Proceedings

Mauna Lani Resort Association v. County of Hawaii, et. al.

Our parent company, DW Aina Le’a Development, LLC is a named defendant in Mauna Lani Resort Association v. County of Hawaii, et. al.  (Circuit Court of the third Circuit State of Hawaii, Civil No. 11-01-005K (“Mauna Lani Lawsuit”).   The Mauna Lani Lawsuit relates to the development of an approximate 1,092 acre parcel of land in Hawaii commonly referred to as the Villages of Aina Le’a.  The plaintiff’s cause of action is for declaratory and injunctive relief.   We do not anticipate any material consequences from the Mauna Lani Lawsuit.

DW Aina Le’a Development, LLC v. State of Hawaii Land Use Commission, Civil No. 11-1—112K Circuit Court for the Third Circuit, State of Hawaii and Bridge Aina Le’a, LLC v State of Hawaii, Civil No. 11-1-0969-05 Circuit Court for the First Circuit, State of Hawaii (cases consolidated into Civil No. 11-1-112K).

On April 25, 2011, the Hawaii State Land Use Commission reclassified (rezoned) 1,060 acres of land of the Aina Le’a Project from urban to agricultural as a sanction after it asserted that DW Aina Le’a Development, LLC (“DW”) and Bridge Aina Le’a, LLC (“Bridge”), DW’s predecessor in interest,  failed to comply with certain conditions, including failing to construct not less than 385  “affordable housing” units by November 17, 2010.

On May 24, 2011,  DW filed an amended notice of appeal and on May 12, 2011 Bridge filed a notice of appeal for administrative appeals in state court, seeking a reversal of the April 25, 2011 Hawaii State Land Use Commission order reversing the subject land from the Hawaii State Land Use Urban Classification to the Hawaii State Land Use Agriculture Classification.  After extensive briefing and oral argument, Circuit Court Judge Strance issued  Findings of Fact and Conclusions of Law, and Order Reversing and Vacating the State of Hawaii Land Use Commission’s Final Order.  See DW Aina Lea Dev. LLC v. State of Hawaii Land Use Comm'n, No. 11--1-0112K (Haw. Third Cir. Mar. 6, 2012).   Judge Strance concluded that the Hawaii State Land Use Commission exceeded  its authority and jurisdiction in making its order, that the order was based on unlawful procedures, was affected by other errors of law, was clearly erroneous in view of the reliable, probative and substantive evidence as shown in the record, was arbitrary or capricious and characterized by abuse of discretion or clearly unwarranted exercise of discretion, violated the due process rights of appellants and also violated appellants’ equal protection rights under the US Constitution and the Hawaii State Constitution.  Judge Strance also directed the Hawaii State Land Use Commission to take further action consistent with the court’s decision and entered a judgment in favor of DW and Bridge based on her findings.

On March 16, 2012, the State of Hawaii moved to amend Judge Strance’s Findings of Fact and Conclusions of Law, and Order Reversing and Vacating the State of Hawaii Land Use Commission’s Final Order so that the Hawaii State Land Use Commission would not have to take any additional action to make the court’s decision effective.  Judge Strance granted the State’s motion and on June 15, 2012 entered an Amended Findings of Fact and Conclusions of Law, and Order Reversing and Vacating the State of Hawaii Land Use Commission’s Final Order (“Amended Final Judgment”).   The Amended Final Judgment declares that the Hawaii State Land Use Commission Final Order, the Order to Show Cause and all other orders issued by the Hawaii State Land Use Commission inconsistent with the court’s decision are rescinded and voided.

On July 13, 2012, the State of Hawaii filed an appeal from Judge Strance’s Amended Final Judgment.  The appeal seeks reversal of the Amended Final Judgment.  The appeal either will be heard by the Hawaii Intermediate Court of Appeals or by the Hawaii Supreme Court.

Goodfellow Bros.

We currently have a legal dispute over bonus and standby amounts due and the amount of work completed by Goodfellow Bros., our infrastructure contractor.  Goodfellow Bros. is providing further detail and support for their billing.  Goodfellow Bros. has requested that the balance of the $5.5 million guarantee note payments be released from escrow to Goodfellow Bros.  Aina Le’a is requiring additional work to be completed before the balance in escrow is released to Goodfellow Bros.  The matter was heard by an arbitrator on June 23, 2012, and we are currently awaiting the arbitrator’s ruling which is expected to be provided in late August, 2012.

From time to time, we are a party to litigation and subject to claims incident to the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, we currently believe that the final outcome of these matters will not have a material adverse effect on our business. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Recent Developments

We were formed as a limited liability company under Nevada law on April 1, 2009 and converted into Aina Le’a, Inc., a Delaware corporation, on February 6, 2012 (the “Reorganization”).  In connection with the Reorganization, our parent, DW Aina Le’a Development, LLC, was issued 5,500,000 shares of our common stock at a price of $10.00 per share. DW Aina Le’a Development, LLC is controlled by Robert Wessels, our Chief Executive Officer and the Chairman of our board of directors. Mr. Wessels owns a substantial interest in and manages DW Aina Le’a Development, LLC.

In connection with the Reorganization, on February 17, 2012, we commenced an offering of 4,000,000 shares of our common stock in a private offering pursuant to Regulation S of the Securities Act to holders of beneficial interests in a land trust (which owns approximately 58.4% of the 61.37 acres currently being sold and developed by us as part of the Aina Le’a Project), in exchange for their beneficial trust interests (the “Regulation S Offering”).  The purchase price for the beneficial interests is $10.00 per share.  We intend to close the Regulation S Offering prior to the effective date of this prospectus.  In connection with the Regulation S Offering, we agreed to file with the SEC, within 180 days following the effective date of this offering, a registration statement on Form S-1 for the resale the shares of common stock issued in the Regulation S Offering.

Corporate Information

Our principal executive offices are located at 201 Waikoloa Beach Drive, #2F17, Waikoloa, Hawaii 96738, and our telephone number is (808) 886-1720.  Our website is www.ainalea.com.  Information contained on, or that can be accessed through, our website is not  incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus. We were organized as a Nevada limited liability company on April 1, 2009, and were converted to a Delaware corporation on February 6, 2012.

The Aina Le’a design logo and mark “Aina Le’a” appearing in this prospectus are the property of Aina Le’a, Inc. This prospectus contains additional trade names, trademarks, and service marks of other companies. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of April 30, 2012:

Name	Age	Position(s)
Executive Officers:
Robert J. Wessels	68	Chairman, President and Chief Executive Officer
Mark E. Jackson	51	Controller
Choon Hua (“Paul”) Tan	41	Vice President of Asian Marketing

Non-Employee Directors:
Jeffrey Berger(2) (3)	59	Director
John E. McConnaughy, Jr.(1) (2) (3)	73	Director
Victor F. Germack(1)	58	Director
Richard P. Bernstein	59	Director
_________________________

(1)  Member of our audit committee.

(2)  Member of our compensation committee.

(3)  Member of our nominating and corporate governance committee.

Executive Officers

Robert J. Wessels has served as our Chief Executive Officer, President and a member of our board of directors since April 2009, and our Chairman since February 1, 2012.  Since 2001, Mr. Wessels has also been the president and primary owner of Relco Corp., which provides business and gaming development consultancy services.  Mr. Wessels has held operating officer and board of director positions with two New York Stock Exchange listed companies (AMAX, INC. from 1973 to 1978 and Southwest Forest Industries, Inc. from 1968 to 1973) and three NASDAQ listed companies (Tellus Industries, Inc. from 1978 to 1996; Enviropur Waste Refining and Technologies, Inc. from 1993 to 1996; and Dunn’s Supply Company, Inc. from 1994 to 1995).  Mr. Wessels has over 40 years of experience in financial businesses and over 30 years of experience working in land ownership and development and building construction.  Mr. Wessels is a graduate of University of Minnesota and New York University Graduate School of Business.

Our board of directors believes that Mr. Wessels possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our President and Chief Executive Officer and his background in the real estate industry, as well as his perspective as one of our significant stockholders. Our board of directors also believes that he brings historical knowledge, operational expertise and continuity to the board of directors.

Mark Jackson has served as our Controller since February 1, 2012.  From November 2009 to February 6, 2012, he served as an outside consultant to us.  Mr. Jackson served as Director of Manufacturing Operations of Applied Surface Technology from 1999 until 2001 and upon purchase of the company by PerkinElmer (NYSE-PKI) in 2001 served as Operations Manager from 2001 until February 2007.

Choon Hua (“Paul”) Tan has served as our Vice President of Asian Marketing and a member of our board of directors since February 1, 2012.  From April 2009 to present, Mr. Tan has also served as director of Capital Asia Group Pte Ltd., a company engaged in land development banking, leading its business development efforts.  From 2006 to 2008, Mr. Tan was vice president of Walton International Group, a Canadian based company engaged in the land banking business, where he was managing human resources.  Mr. Tan began his career in the media and advertising and then developed valuable experience in the land banking and real estate development business.  Mr. Tan attended Outram Secondary School from 1983 to 1987, where he studied commerce.

Nonemployee Directors

Jeffrey B. Berger has accepted an appointment to our board of directors to be effective as of the effective date of the Registration Statement on Form S-1 of which this prospectus is a part.  Mr. Berger has served as the President, Chief Executive Officer and Chairman of the board of directors of West Coast Realty Trust, Inc. since its inception in March 2012. In the course of his 35 years in the real estate industry, Mr. Berger has led various public and private companies, including REITs, in the acquisition, operation, financing, and disposition of more than five million square feet of property. UCM manages more than 650,000 square feet of income-producing assets, including the Initial Properties. Since October 2002, Mr. Berger has served as president and chief financial officer of University Capital Management, Inc., or UCM, a private real estate investment firm engaged principally in the ownership and development, acquisition and management of commercial and residential real estate throughout California, Northern Nevada and Hawaii. Since April 2011, he has served as chief executive officer and chairman of the board of USA Trust. From 1988 to 1991, he served as chief executive officer and chairman of the board for California Real Estate Investment Trust, which was previously listed on the New York Stock Exchange. Mr. Berger received his undergraduate degree from the University of California, Davis in 1974 and his Juris Doctorate degree from Thomas Jefferson School of Law in 1978. He is currently a member of the State Bar of California.

We believe that Mr. Berger possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as a senior executive of both public and public companies in the  real estate industry.

John E. McConnaughy, Jr.  has accepted an appointment to our board of directors to be effective as of the effective date of the Registration Statement on Form S-1 of which this prospectus is a part.  Mr. McConnaughy has served as Chairman and Chief Executive Officer of JEMC Corporation, a personal holding company, since he founded it in 1985. He was Chairman and CEO of Peabody International Corp. from 1969 and in addition Chairman and CEO of GEO International Corp. when it was spun off in 1981. He retired from the former in February 1986 and the latter in October 1992. Prior to joining Peabody in 1969, Mr. McConnaughy served as Vice President of European Consumer Products with the Singer Company. He was responsible for operations in 16 countries and sales of $400 million. He had previously been President of the Singer Company of Canada, Limited. Earlier, he held management positions at Westinghouse Electric Corp. in its consumer group and portable appliance divisions. Mr. McConnaughy currently serves on the boards of three other public companies - Wave Systems Corp. (WAVX), Arrow Resources Development, Inc, (OTC:BB ARWD) and Kinetitec Corporation. Mr. McConnaughy previously served as a director of Allis-Chalmers Energy Inc. (ASY),  Levcor International, Inc. (LEVC.OB), Oxigene, Inc., Varsity Brands, Inc., Texstar Corporation, MAI Corporation, Pets Choice Ltd., Akzona Corp., First Bank Corp. (New Haven), Beringer Co., Inc., the Pullman Co., Moore McCormack Resources, Peabody International Corp., DeVlieg Bullard, Inc., Mego Financial Corp., Trasact International, Inc. and RateXchange, who changed their name to MCF Corporation, and Fortune Natural Resources Corporation.  He also serves as Chairman of the Board of Trustees of the Strang Cancer Prevention Center and as Chairman Emeritus for the Harlem School of the Arts.

We believe that Mr. McConnaughy possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as a board member at five other public companies.

Victor F. Germack has accepted an appointment to our board of directors to be effective as of the effective date of the Registration Statement on Form S-1 of which this prospectus is a part. Mr. Germack has served since 1980 as President of Heritage Capital Corp., a company engaged in investment banking services. In addition, Mr. Germack formed, and since 2002 has been President of, RateFinancials Inc., a company that rates and ranks the financial reporting of U.S. public companies.

We believe that Mr. Germack possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience a former independent director, Chairman of the audit committee and member of compensation committee of Allis-Chalmers Energy Inc. (ASY)

Richard P. Bernstein, Esq. was appointed to our board of directors in July, 2012.  Mr. Bernstein has served as the Vice Chairman of the board of directors of West Coast Realty Trust, Inc. since its inception in March 2012. Mr. Bernstein is founder and owner of the Richard Bernstein Law Office, which was founded in 2005 and which focuses on complex real estate, development and finance transactions. Mr. Bernstein also serves as our general counsel. From July 1997 to October 2005, Mr. Bernstein was as a partner in the Law Offices of Wanland & Bernstein, a law practice focused on representing individuals and entities in the negotiation and purchase, sale and financing of companies, land, office buildings and shopping centers, and the formation of new entities to acquire such assets. From December 1988 to June 1996, he was an associate and partner with Brodovsky & Brodovsky, where his practice included real estate and litigation matters. From June 1984 to December 1988, he served as in-house counsel to Tellus Industries, which was formerly a publicly-listed building products company involved in real estate acquisition and development, modular building, heating and air conditioning and financial services. He received his undergraduate degree from the University of Wisconsin in 1974 and his Juris Doctorate degree from the University of San Diego School of Law in 1977.

We believe that Mr. Bernstein possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as an attorney with complex real estate, development and finance transactions.

Codes of Business Conduct and Ethics

Prior to the completion of this offering, our board of directors will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers.

Board Composition

Our business and affairs are managed under the direction of our board of directors. The number of directors will be fixed by our board of directors, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the completion of this offering. Upon the completion of this offering, our board of directors will consist of  five directors, three of whom will qualify as “independent” under the NASDAQ Stock Market listing standards.

In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, upon the completion of this offering our board of directors will be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors will be divided among the three classes as follows:

•	the Class I directors will be Mr. Wessels and Mr. McConnaughy, and their terms will expire at the annual meeting of stockholders to be held in 2013;

•	the Class II directors will be Mr. Germac and Mr. Bernstein, and their terms will expire at the annual meeting of stockholders to be held in 2014; and

•	the Class III director will be Mr. Berger, and his term will expire at the annual meeting of stockholders to be held in 2015.

 Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Director Independence

In connection with this offering, we intend to list our common stock on The NASDAQ Global Select Market.  Under the rules of The NASDAQ Global Market, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of this offering. In addition, the rules of The NASDAQ Global Select Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of The NASDAQ Global Select Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has reviewed the independence of each director and considered whether each director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. Based on information provided by each director concerning his background, employment and affiliations, our board of directors has determined that each of Messrs. Berger, McConnaughy and Germac, representing three of our five directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of The NASDAQ Global Select Market.  In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Lead Independent Director

Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the Chief Executive Officer serves as Chairman of the board of directors or if the Chairman is not otherwise independent.   Because Mr. Wessels is our Chairman, our board of directors has appointed Mr. McConnaughy  to serve as our lead independent director. As lead independent director, Mr. McConnaughy will preside over periodic meetings of our independent directors, serve as a liaison between our Chairman and the independent directors and perform such additional duties as our board of directors may otherwise determine and delegate.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee oversees our accounting and financial reporting process and the audit of our financial statements and assists our board of directors in monitoring our financial systems and our legal and regulatory compliance. Our audit committee is responsible for, among other things:

•
appointing, compensating and overseeing the work of our independent auditors, including resolving disagreements between management and the independent registered public accounting firm regarding financial reporting;

•	approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;

•	reviewing the qualifications and independence of the independent registered public accounting firm;

•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our internal control over financial reporting;

•	establishing procedures for the receipt, retention and treatment of accounting and auditing related complaints and concerns;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our

•	quarterly financial statements and our publicly filed reports; and

•	reviewing and approving in advance any proposed related person transactions.

We believe that the functioning of our audit committee complies with the applicable requirements of The NASDAQ Global Select Market and SEC rules and regulations.

The members of our audit committee are Messrs. Jack McConnaughy and Victor Germac. Our board of directors has determined that both Messrs. McConnaughy and Germac are “financial experts” as contemplated by the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002.  Mr. Germac has also been appointed to serve as our audit committee chairman.

Our board of directors has considered the independence and other characteristics of each member of our audit committee and has concluded that the composition of our audit committee meets the requirements for independence under the current requirements of The NASDAQ Global Select Market and SEC rules and regulations. Audit committee members must satisfy additional independence criteria set forth under Rule 10A-3 of the Securities Exchange Act of 1934, as amended. In order to be considered independent for purposes of Rule 10A-3, an audit committee member may not, other than in his capacity as a member of the audit committee, accept consulting, advisory or other fees from us or be an affiliated person of us. Each of the members of our audit committee qualifies as an independent director pursuant to Rule 10A-3.

Compensation Committee

Our compensation committee oversees our compensation policies, plans and programs. The compensation committee is responsible for, among other things:

•	reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;

•	reviewing and recommending compensation and the corporate goals and objectives relevant to compensation of our Chief Executive Officer;

•	reviewing and approving compensation and corporate goals and objectives relevant to compensation for executive officers other than our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer and other executive officers in light of established goals and objectives; and

•	administering our equity compensations plans for our employees and directors.

The members of our compensation committee are Messrs. Jeffrey Berger and Jack McConnaughy.  Mr. Berger is the chairman of our compensation committee. Our board of directors has determined that each member of our compensation committee is independent within the meaning of the independent director guidelines of The NASDAQ Stock Market. We believe that the composition of our compensation committee meets the requirements for independence under, and the functioning of our compensation committee complies with, any applicable requirements of the and SEC rules and regulations, as well as Section 162(m) of the Code.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending corporate governance policies and nominees for election to our board of directors and its committees. The nominating and corporate governance committee is responsible for, among other things:

•
evaluating and making recommendations regarding the organization and governance of our board of directors and its committees and changes to our certificate of incorporation and bylaws and stockholder communications;

•	reviewing succession planning for our Chief Executive Officer and other executive officers and evaluating potential successors;

•	assessing the performance of board members and making recommendations regarding committee and chair assignments and composition and the size of our board of directors and its committees;

•	recommending desired qualifications for board and committee membership and conducting searches for potential members of our board of directors;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee.

The members of our nominating and corporate governance committee are Messrs. Robert Wessels,  Jack McConnaughy and Jeffrey Berger.  Mr. McConnaughy is the chairman of our nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee is independent within the meaning of the independent director guidelines of The NASDAQ Global Select Market.

Our board of directors may from time to time establish other committees.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Non-Employee Director Compensation

Prior to this offering, we had not implemented a formal policy with respect to compensation payable to our non-employee directors for service as directors. We did not pay cash or any other compensation, or grant stock options or other equity awards, to any of our non-employee directors during 2011.

Following the completion of this offering, we intend to implement a formal policy pursuant to which our non-employee directors will be eligible to receive equity awards and annual cash retainers as compensation for service on our board of directors and committees of our board of directors.   Under this policy, we intend to provide our non-employee directors the following cash compensation for board services, as applicable:

•	$18,000 per year for service as a board member;

•	$2,000 per year for service as chair of the audit committee or the compensation committee;

•	$2,000 per year for service as chair of the nominating and corporate governance committee; and

•	$500 for each committee meeting attended in person ($250 for meetings attended by video or telephone conference).

We also intend to reimburse our non-employee directors for expenses incurred in attending board and committee meetings.  Further, under this policy, we intend to grant non-employee directors an annual stock option grant having a Black-Scholes value on the date of grant equal to the fair market value of such option on the date of grant. We intend that the date of grant for these stock options will be   January 31 of each year, beginning January 2013.

EXECUTIVE COMPENSATION

Fiscal 2011 Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, and paid to each individual who served as our Chief Executive Officer or Chief Financial Officer at any time during the last completed fiscal year, and the other most highly compensated executive officers who were serving as executive officers at October 31, 2011, the end of the last completed fiscal year. These individuals are our “Named Executive Officers” for fiscal 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards		Option Awards ($))		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(1)	Total ($)

Robert J. Wessels	2011	180,000									24,000	204,000
Mark E. Jackson	2011	-	-	-	-	-	-	-	-	-	-	-
Choon Hua (“Paul”) Tan	2011	-	-	-	-	-	-	-	-	-	-	-

(1)   We reimburse Mr. Wessels the sum of $2,000 per month to cover costs of housing in Hawaii.

Fiscal 2011 Grants of Plan-Based Awards

The following table presents, for each of our Named Executive Officers, information concerning each grant of a cash or equity award made during fiscal 2011. This information supplements the information about these awards set forth in the Summary Compensation Table.

Named Executive Officer	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Threshold) ($)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Target) ($)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Maximum) ($)		All Other Option Awards: Number of Securities Underlying Options (#)(1)		Exercise or Base Price of Option Awards ($/share)		Grant Date Fair Value of Option Awards ($)(2)
Robert J. Wessels	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Mark E. Jackson	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Choon Hua (“Paul”) Tan	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Fiscal 2011 Outstanding Equity Awards at Fiscal Year-End

The following table presents, for each of our Named Executive Officers, information regarding outstanding stock options and other equity awards held as of October 31, 2011. The fair value of the shares of our common stock reflected in the table is based upon the midpoint of the price range set forth on the cover page of this prospectus.

Named Executive Officer	Grant Date(1)		Option Awards – Number of Securities Underlying Unexercised Options (#) Exercisable		Option Awards – Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Awards – Option Exercise Price ($)		Option Awards – Option Expiration Date		Stock Awards – Number of Shares or Units of Stock That Have Not Vested (#)(2)		Stock Awards – Fair Value of Shares or Units of Stock That Have Not Vested(2)
Robert J. Wessels	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Mark E. Jackson	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Choon Hua (“Paul”) Tan	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Fiscal 2011 Option Exercises and Stock Vested

            None of our Named Executive Officers acquired shares of our common stock upon the exercise of stock options or the vesting of stock awards during fiscal 2011.

Pension Benefits

            We did not sponsor any defined benefit pension or other actuarial plan for our Named Executive Officers during fiscal 2011.

Nonqualified Deferred Compensation

            We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our Named Executive Officers during fiscal 2011.

Executive Employment Arrangements

[To be completed]

Employee Benefit and Stock Plans

2012 Equity Incentive Plan

Prior to the completion of this offering, our board of directors and stockholders will adopt our 2012 Equity Incentive Plan, or the 2012 Plan. Subject to stockholder approval, the 2012 Plan will be effective immediately prior to the completion of this offering and will be utilized for grants after the completion of this offering. Our 2012 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants, and our parent and subsidiary corporations’ employees and consultants.

Authorized Shares. A total of                      shares of our common stock are reserved for issuance pursuant to the 2012 Plan, of which no awards are issued and outstanding. The number of shares available for issuance under the 2012 Plan will also include an annual increase on the first day of each fiscal year beginning in fiscal 2014, equal to the least of:

•	shares;

•	% of the outstanding shares of common stock as of the last day of our immediately preceding fiscal year; or

•	such other amount as our board of directors may determine.

 Our compensation committee will administer our 2012 Plan after the completion of this offering. In the case of options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m).

Plan Administration. Subject to the provisions of our 2012 Plan, the administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards, and the form of consideration, if any, payable upon exercise. The administrator also has the authority to amend existing awards to reduce their exercise price, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered in exchange for awards with a higher or lower exercise price.

Stock Options. The exercise price of options granted under our 2012 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. Subject to the provisions of our 2012 Plan, the administrator determines the term of all other options.

After the termination of service of an employee, director, or consultant, he or she may exercise his or her option or stock appreciation right for the period of time stated in his or her award agreement. Generally, if termination is due to death or disability, the option or stock appreciation right will remain exercisable for 12 months. In all other cases, the option or stock appreciation right will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights. Stock appreciation rights may be granted under our 2012 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of our 2012 Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock. Restricted stock may be granted under our 2012 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted and may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under our 2012 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units, including the number of units granted, the vesting criteria (which may include accomplishing specified performance criteria or continued service to us), and the form and timing of payment. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Units and Performance Shares. Performance units and performance shares may be granted under our 2012 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares, or in some combination thereof.

Non-Employee Directors. Our 2012 Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the 2012 Plan. Please see the description of our non-employee director compensation above under “Management—Non-Employee Director Compensation.”

Non-Transferability of Awards. Unless the administrator provides otherwise, our 2012 Plan generally does not allow for the transfer of awards, and only the recipient of an award may exercise an award during his or her lifetime.

Merger or Change in Control. Our 2012 Plan provides that in the event of a merger or change in control, as defined in the 2012 Plan, each outstanding award will be treated as the administrator determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. The administrator is not required to treat all awards similarly. If there is no assumption or substitution of outstanding awards, the awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and the awards will become fully exercisable.

2012 Employee Stock Purchase Plan

Prior to the completion of this offering, our board of directors and stockholders will adopt our 2012 Employee Stock Purchase Plan, or ESPP. The ESPP will become effective upon completion of this offering. We believe that allowing our employees to participate in the ESPP provides them with a further incentive towards ensuring our success and accomplishing our corporate goals.

Authorized Shares. A total of                      shares of our common stock will be made available for sale under the ESPP. In addition, our ESPP provides for annual increases in the number of shares available for issuance under the plan on the first day of each fiscal year beginning in fiscal 2014, equal to the least of:

•	% of the outstanding shares of our common stock on the first day of such fiscal year;

•	shares; or

•	such amount as determined by our board of directors.

Plan Administration. Our compensation committee administers the ESPP, and has full and exclusive authority to interpret the terms of the plan and determine eligibility to participate, subject to the conditions of the plan as described below.

Eligibility. Generally, all of our employees are eligible to participate if they are employed by us, or any participating subsidiary, for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase stock under the 2012 Employee Stock Purchase Plan if such employee:

•	immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

•	hold rights to purchase stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock for each calendar year.

 Offering Periods. Our ESPP is intended to qualify under Section 423 of the Code. Each offering period includes purchase periods, which will be the approximately six months commencing with one exercise date and ending with the next exercise date. The offering periods are scheduled to start on the first trading day on or after              and              of each year, except for the first offering period, which will commence on the first trading day on or after completion of this offering and will end on the first trading day on or after             .

Our ESPP permits participants to purchase shares of common stock through payroll deductions of up to             % of their eligible compensation. A participant may purchase a maximum of               shares during a six month period.

Exercise of Purchase Right. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six month purchase period. The purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first trading day of each offering period or on the exercise date. If the fair market value of our common stock on the exercise date is less than the fair market value on the first trading day of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with us.

Non-Transferability. A participant may not transfer rights granted under the ESPP. If the compensation committee permits the transfer of rights, it may only be done by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Merger or Change in Control. In the event of our merger or change in control, as defined under the ESPP, a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase right, the offering period then in progress will be shortened, and a new exercise date will be set. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Amendment; Termination. Our ESPP will automatically terminate in 2032, unless we terminate it sooner. Our board of directors has the authority to amend, suspend, or terminate our ESPP, except that, subject to certain exceptions described in the ESPP, no such action may adversely affect any outstanding rights to purchase stock under our ESPP.

Employee Bonus Plan

Our Employee Bonus Plan, or the Bonus Plan, was adopted by our board of directors in                      2012. The Bonus Plan allows our board of directors or a committee appointed by our board of directors to provide cash incentive awards to any employee, other than employees in our sales organization, based upon performance goals established by our board of directors.

Under the Bonus Plan, our board of directors or a committee appointed by our board of directors determines the performance goals applicable to any award, including bookings, contract awards, earnings, earnings per share, expenses, gross margin, new product development, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, revenue, and working capital, as well as individual objectives such as peer reviews, or other subjective or objective criteria. The performance goals may differ from participant to participant and from award to award.

Our board of directors may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at, or above a participant’s target award, in the board of director’s discretion. Our board of directors may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not be required to establish any allocation or weighting with respect to the factors it considers.

Actual awards are paid in cash only after they are earned, which requires continued employment through the date a bonus is paid.

Our board of directors has the authority to amend, alter, suspend, or terminate the Bonus Plan provided such action does not impair the existing rights of any participant with respect to any earned bonus.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation and amended and restated bylaws, each to be effective upon the completion of this offering, will provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we plan to enter into indemnification agreements with each of our current directors, officers, and some employees before the completion of this offering. These agreements will provide indemnification for certain expenses and liabilities incurred in connection with any action, suit, proceeding, or alternative dispute resolution mechanism, or hearing, inquiry, or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent, or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent, or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent, or fiduciary of another entity. In the case of an action or proceeding by, or in the right of, our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as we may provide indemnification for liabilities arising under the Securities Act to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, during our last three fiscal years, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of such related person, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which are described where required under “Executive Compensation.”

Equity Financings

We were formed as a limited liability company under Nevada law on April 1, 2009 and converted into Aina Le’a, Inc., a Delaware corporation, on February 6, 2012 (the “Reorganization”).  In connection with the Reorganization, our parent, DW Aina Le’a Development, LLC, was issued 5,500,000 shares of our common stock at a price of $10.00 per share. DW Aina Le’a Development, LLC is controlled by Robert Wessels, our Chief Executive Officer and the Chairman of our board of directors. Mr. Wessels owns a substantial interest in and manages DW Aina Le’a Development, LLC.

In connection with the Reorganization, on February 17, 2012, we commenced an offering of 4,000,000 shares of our common stock in a private offering pursuant to Regulation S of the Securities Act to holders of beneficial interests in a land trust (which owns approximately 58.4% of the 61.37 acres currently being sold and developed by us as part of the Aina Le’a Project), in exchange for their beneficial trust interests (the “Regulation S Offering”).  The purchase price for the beneficial interests is $10.00 per share.  We intend to close the Regulation S Offering prior to the effective date of this prospectus.  In connection with the Regulation S Offering, we agreed to file with the SEC, within 180 days following the effective date of this offering, a registration statement on Form S-1 for the resale the shares of common stock issued in the Regulation S Offering.

Employment Arrangements and Indemnification Agreements

We have entered into employment and consulting arrangements with certain of our current and former executive officers. See “Executive Compensation—Executive Employment Arrangements.”

We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws in effect upon the completion of this offering require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Management —Limitation on Liability and Indemnification Matters.”

Stock Option Grants to Executive Officers and Directors

We have granted stock options to our executive officers and certain of our non-employee directors. See “Executive Compensation” and “Management—Non-Employee Director Compensation.”

Policies and Procedures for Related Party Transactions

Following the completion of this offering, the audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter will provide that the audit committee shall review and approve or disapprove any related party transactions. As of the date of this prospectus, we have not adopted any formal standards, policies or procedures governing the review and approval of related party transactions, but we expect that our audit committee will do so in the future.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of April 30, 2012, as adjusted to reflect the shares of common stock to be issued and sold by us in this offering (assuming no exercise of the underwriters’ over-allotment option), by:

•	each of our directors;

•	each of our executive officers;

•	all of or current directors and executive officers as a group; and

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options and warrants held by the respective person or group that may be exercised or converted within 60 days after April 30, 2012. For purposes of calculating each person’s or group’s percentage ownership, stock options and warrants exercisable within 60 days after April 30, 2012 are included for that person or group but not the stock options or warrants of any other person or group.

Applicable percentage ownership is based on 5.5 million shares of common stock outstanding at April 30, 2012. For purposes of the table below, we have assumed that 10,274,000 shares of common stock will be outstanding upon completion of this offering.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed. Unless otherwise noted below, the address of each person listed on the table is c/o Aina Le’a, Inc., 201 Waikoloa Beach Drive, #2F17, Waikoloa, Hawaii 96738.

	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Name of Beneficial Owner	Number	Before Offering	After Offering
Executive Officers and Directors:

All executive officers and directors as a group (7 persons)
5% Stockholders:

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes the most important terms of our capital stock, as they are expected to be in effect upon the completion of this offering. We intend to adopt an amended and restated certificate of incorporation and amended and restated bylaws in connection with this offering, and this description summarizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all the information that may be important to an investor. For a complete description of the matters set forth in this section, please refer to our amended and restated certificate of incorporation and amended and restated bylaws, which are or will be included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.  Immediately following the completion of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.001 par value per share.

As of April 30, 2012, there were 5.5 million shares of our common stock outstanding, held by one stockholder of record, and no shares of our preferred stock outstanding. Our board of directors is authorized, without stockholder approval, to issue additional shares of our capital stock.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. See the section entitled “Dividend Policy.” Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

After the completion of this offering, no shares of preferred stock will be outstanding. Pursuant to our certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock or even the ability to issue preferred stock could also have the effect of delaying, deterring or preventing a change in control. We currently have no plans to issue any shares of preferred stock.

Registration Rights

After completion of this offering, the holders of approximately 1,916,800 shares of our common stock, or their permitted transferees, are entitled to rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of a contribution agreement between us and the holders of these shares, which was entered into in connection with our organization and initial capitalization, and include our obligation to file, within 180 days after the effective date of this offering, a Registration Statement on Form S-1 to register such shares for resale.  These registration rights are assignable.

Anti-takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Undesignated Preferred Stock

As discussed above, our board of directors has the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.

Limits on the ability of stockholders to act by written consent or call a special meeting

Our certificate of incorporation provides that our stockholders may not act by written consent. This limit on the ability of stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, the holders of a majority of our capital stock would not be able to amend bylaws or remove directors without holding a meeting of stockholders called in accordance with the bylaws.

In addition, our bylaws provide that special meetings of the stockholders may be called only by the chairperson of the board, the chief executive officer, the president (in the absence of a chief executive officer) or our board of directors. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for advance notification of stockholder nominations and proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. These may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed, and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of our company.

Board classification

Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. In addition, directors may only be removed for cause. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult and takes more time for stockholders to replace a majority of the directors.

Election and removal of directors

Our certificate of incorporation and bylaws contain provisions that establish specific procedures for appointing and removing members of our board of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, vacancies and newly created directorships on our board of directors may be filled only by a majority of the directors then serving on the board of directors.  Under our amended and restated certificate of incorporation and amended and restated bylaws, directors may be removed only for cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

No cumulative voting

The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our restated certificate of incorporation provides otherwise.  Our restated certificate of incorporation and amended and restated bylaws do not expressly provide for cumulative voting.  Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted.  The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of directors’ decision regarding a takeover.

Delaware anti-takeover statute

 We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

•
at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder.  An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock.  We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance.  We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts.  These provisions might also have the effect of preventing changes in our management.  It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our common stock will be ComputerShare Trust Company, N.A.  The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021, and its telephone number is (877) 373-6374.

Market Listing

We intend to apply to list our common stock on The NASDAQ Global Select Market the under the symbol “AINA.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for shares our common stock.  Future sales of substantial amounts of shares of common stock in the public market after this offering, or the possibility of these sales occurring,  could adversely affect market prices prevailing from time to time or impair our ability to raise equity capital.

Upon completion of this offering, a total of 9,916,800 shares of our common stock will be outstanding.  Of these shares, all of the                      shares of common stock sold in this offering by us, plus any shares sold upon exercise of the underwriters’ over-allotment option, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

The remaining 7,416,800 shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act.  These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

Subject to the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market at various times beginning more than 18- days (subject to extension) after the date of this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, and upon expiration of the lock-up agreements described above, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

•
1% of the number of shares of our common stock then outstanding, which will equal approximately 9,916,800 shares immediately after this offering, assuming no exercise of the underwriters’ over-allotment option; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale;

[provided, in each case, that we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale.] Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. However, all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

Lock-Up Agreements

We, all of our directors and officers, and the holders of substantially all of our common stock, or securities exercisable for or convertible into our common stock outstanding prior to this offering have agreed that, subject to certain exceptions, without the prior written consent of                                          on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. These agreements are subject to certain exceptions, and is also subject to extension for up to an additional 34 days, as set forth in the section entitled “Underwriters.”

Rule 10b5-1 Trading Plans

Following the closing of this offering, certain of our officers and directors may adopt written plans, known as Rule 10b5-1 trading plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis to diversify their assets and investments. Under these 10b5-1 trading plans, a broker may execute trades pursuant to parameters established by the officer or director when entering into the plan, without further direction from such officer or director. Such sales would not commence until the expiration of the applicable lockup agreements entered into by such officer or director in connection with this offering.

Registration Rights

On the date beginning 180 days after the date of this prospectus, holders of approximately 1,916,800 shares of our common stock, or their transferees, will be entitled to have their shares registered for resale under the Securities Act.  Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See “Description of Capital Stock—Registration Rights” for additional information.

Registration Statements on Form S-8

Upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register the shares of common stock issued or reserved for issuance under our stock option plans.  Shares covered by this registration statement will be eligible for sale in the public market upon the expiration or release from the terms of the lock-up agreements and subject to vesting of such shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock to non-U.S. holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code; or

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (or other entity classified as a partnership) for U.S. federal income tax purposes. A U.S. person is any of the following:

•	an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (i) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions on Our Common Stock

As described in the section titled “Dividend Policy,” we do not anticipate paying cash dividends on our common stock. If, however, we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as gain from the sale of stock and will be treated as described under the section titled “Gain on Sale or Disposition of Our Common Stock” below.

Dividends paid to a non-U.S. holder of our common stock that are not effectively connected with a U.S. trade or business conducted by such holder generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must timely furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, who then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding possible entitlement to benefits under a tax treaty.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder’s U.S. trade or business (and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), dividends paid to the non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to graduated U.S. federal income tax rates, net of deductions and credits, in the same manner as if such holder were a U.S. person. Dividends that are effectively connected with the conduct of a U.S. trade or business and paid to a non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty). Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Sale or Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and legislation relating to foreign accounts, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or disposition of our common stock unless:

•
the gain is effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by such holder in the United States);

•
such holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•
our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such holder’s disposition of, or such holder’s holding period for, our common stock.

We believe that we are a USRPHC for U.S. federal income tax purposes.  As a USRPHC, as long as our common stock is regularly traded on an established securities market, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that actually or constructively holds more than 5% of our common stock at any time during the shorter of the five-year period preceding the date of disposition of, or the holder’s holding period for, our common stock. We expect our common stock to be regularly traded on an established securities market, although we cannot guarantee that it will be so traded.  If any gain on a holder’s disposition is taxable because we are a USRPHC and such holder’s ownership of our common stock exceeds 5%, the holder will be taxed on such disposition generally in the manner applicable to U.S. persons and in addition, the purchaser of such common stock may be required to withhold a tax equal to 10% of the amount realized on the sale.

If a holder is a non-U.S. holder described in the first bullet above, such holder will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If a holder is a non-U.S. holder described in the second bullet above, such holder will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses for the year. Holders of our common stock should consult any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of his or her death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder, the name and address of the non-U.S. holder, and the amount of any tax withheld with respect to those dividends. This information also may be made available under a specific treaty or agreement with the tax authorities of the country in which the non-U.S. holder resides or is established. Under certain circumstances, the Code imposes an information reporting and a backup withholding obligation (currently at a rate of 28% but scheduled to increase to 31% for payments made after December 31, 2012) on certain reportable payments such as dividends paid on or the gross proceeds from disposition of our common stock. Backup withholding generally will not, however, apply to payments of dividends to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Legislation Relating to Foreign Accounts

Legislation enacted in 2010 generally will impose a U.S. federal withholding tax of 30% on dividends on our common stock and the gross proceeds from a disposition of our common stock, paid to foreign entities unless certain U.S. information reporting and due diligence requirements have been satisfied. Foreign financial institutions (as specially defined under these rules), will be subject to withholding unless such institutions enter into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Foreign entities other than foreign financial institutions will be subject to withholding unless such entities provide the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. The withholding tax is expected to apply to payments of dividends on our common stock beginning January 1, 2014 and to gross proceeds from dispositions of our common stock beginning January 1, 2015. Under certain limited circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITERS

[TO BE INSERTED ONCE IDENTIFIED]

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, LLP, Irvine, California.  The underwriters are being represented by                                          LLP,                                          in connection with this offering.

EXPERTS

The consolidated financial statements as of October 31, 2011 and 2010 and for each of the three years in the period ended October 31, 2011 included in this prospectus have been so included in reliance on the report of                                          LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC.  For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s Public Reference Room and the website of the SEC referred to above. We also maintain a website at www.ainalea.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus.